Exhibit 10.70

EXECUTION COPY

HEMINGWAY JOINT OWNERSHIP AND OPERATING AGREEMENT

BETWEEN

IDAHO POWER COMPANY,

AS OWNER AND OPERATOR

AND

PACIFICORP,

AS OWNER

May 3, 2010

EXECUTION COPY

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5.07	Insurance	17
5.08	Invoices	17
5.09	Disputed Amounts	18
5.1	Assistance	18
5.11	Remedies	19
ARTICLE VI OPERATION AND MAINTENANCE; CURTAILMENT;
	INTERCONNECTION WITH THIRD PARTIES; COMMON
	FACILITIES	19
6.01	Operation and Maintenance; Capital Upgrades and Improvements	19
6.02	Curtailment	20
6.03	Interconnection with Third Parties	20
6.04	Common Facilities	20
ARTICLE VII CAPITAL UPGRADES PROPOSED BY AN OWNER		21
7.01	Capital Upgrades	21
ARTICLE VIII PHYSICAL DAMAGE TO TRANSMISSION
	FACILITIES; CONDEMNATION	23
8.01	Rebuilding Damaged Facilities	23
8.02	Decision not to Rebuild	24
8.03	Purchase of Ownership Interest	24
8.04	Cooperation	25
8.05	Condemnation	25
ARTICLE IX RETIREMENT AND DECOMMISSIONING		26
9.01	Decision to Retire Transmission Facilities	26
9.02	Costs of Decommissioning	26
9.03	Purchase of Ownership Interest	26
9.04	Cooperation	26
ARTICLE X INTERCONNECTION		26
10.01	Grant of Interconnection	26
10.02	Interconnection Operating Procedures	27
10.03	Interconnection Energization	27
10.04	Metering	27
10.05	Service Conditions	28
10.06	Survival of Interconnection Provision	29

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ARTICLE XI FORCE MAJEURE		29
11.01	Force Majeure Defined	29
11.02	Effect of Force Majeure	30
ARTICLE XII EVENTS OF DEFAULT		30
12.01	Event of Default	30
12.02	Cure by Non-Defaulting Owner	31
12.03	Remedies	31
ARTICLE XIII REPRESENTATIONS AND WARRANTIES		32
13.01	Representations and Warranties of PacifiCorp	32
13.02	Representations and Warranties of Idaho Power	32
ARTICLE XIV INDEMNIFICATION		33
14.01	Indemnities	33
14.02	Notice and Participation	34
14.03	Net Amount	35
14.04	No Release of Insurers	35
14.05	Mitigation	35
14.06	Assertion of Claims	35
14.07	Survival of Obligation	36
14.08	Limitation on Liability	36
ARTICLE XV PROPRIETARY INFORMATION		36
15.01	Disclosure of Proprietary Information Prohibited	36
15.02	Disclosure by Representatives	36
15.03	Permitted Disclosures	37
15.04	Injunctive Relief	37
15.05	Publicity	37
15.06	Proprietary Information Defined	37
15.07	Survival	38
ARTICLE XVI RELIABILITY		38
16.01	Reliability	38

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ARTICLE XVII TAXES		38
17.01	No Partnership	38
17.02	761 Election	38
17.03	Responsibility for Taxes	39
17.04	Indemnification	39
17.05	Determination of Depreciation and Other Matters	39
ARTICLE XVIII DISPUTES		40
18.01	Exclusive Procedure	40
18.02	Dispute Notices	40
18.03	Informal Dispute Resolution	40
18.04	Submission of Dispute to FERC or Approved Courts	40
18.05	Continued Performance	41
ARTICLE XIX ASSIGNMENT		41
19.01	Prohibited Transfers and Assignments	41
19.02	Permitted Assignments and Transfers	41
ARTICLE XX MISCELLANEOUS		42
20.01	Notices	42
20.02	Entire Agreement	43
20.03	Parties Bound	44
20.04	Amendments	44
20.05	Waivers	44
20.06	Choice of Law	44
20.07	Headings	44
20.08	Relationship of Parties	44
20.09	Severability	45
20.10	No Third Party Beneficiaries	45
20.11	Further Assurances	45
20.12	Conflict of Interest	45
20.13	Counterparts	45

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EXHIBITS
Exhibit A	Description of Transmission Facilities and Common Facilities
Exhibit B	[Intentionally omitted.]
Exhibit C	Ownership Interests
Exhibit D	[Intentionally omitted.]
Exhibit E	Construction Budget
Exhibit F	Monthly Transmission Facilities O&M Charge
and Monthly Common Facilities Charge
Exhibit G	Point of Interconnection
Exhibit H	Milestones

SCHEDULES
Schedule 13.01(f)	PacifiCorp’s Outstanding Governmental Authorizations
Schedule 13.02(f)	Idaho Power’s Outstanding Governmental Authorizations

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HEMINGWAY JOINT OWNERSHIP AND OPERATING AGREEMENT

This Hemingway Joint Ownership and Operating Agreement, dated this 3rd day of May, 2010 (the “Execution Date”), is between Idaho Power Company, an Idaho corporation, acting in its regulated transmission provider function (“Idaho Power”), and PacifiCorp, an Oregon corporation, acting in its regulated transmission provider function (“PacifiCorp”).  Each of Idaho Power and PacifiCorp are sometimes hereinafter referred to individually as “Owner” and collectively as “Owners”.

RECITALS:

WHEREAS, Idaho Power owns and operates certain facilities for the transmission of electric power and energy in interstate commerce, including the Hemingway substation (the “Hemingway Substation”) which Idaho Power is currently constructing approximately 10 miles southwest of Melba, Idaho to provide additional transfer capability for power to serve Idaho Power’s retail and wholesale customers, including power to serve Idaho Power’s Treasure Valley electric load, and to provide line terminal connections for additional transmission lines including the Gateway West Transmission Project and Boardman-Hemingway Project;

WHEREAS, PacifiCorp owns and operates certain facilities for the transmission of electric power and energy in interstate commerce, including the Midpoint-Summer Lake Line (as defined below) which is located near the Hemingway Substation;

WHEREAS, Idaho Power and PacifiCorp believe that interconnecting the Idaho Power Transmission System at the Hemingway Substation with the PacifiCorp Transmission System on the Midpoint-Summer Lake Line will benefit both of the Owners and their customers;

WHEREAS, Idaho Power and PacifiCorp are parties to that certain Joint Purchase and Sale Agreement, dated as of April 30, 2010 (the “JPSA”), pursuant to which Idaho Power has sold to PacifiCorp and PacifiCorp has purchased from Idaho Power an undivided ownership interest in certain transmission and interconnection equipment and facilities at the Hemingway Substation used in connection with the transmission of electric power and energy (consisting of the equipment and facilities described in Section I of Exhibit A that were installed at the Hemingway Substation on or before the Closing Date, the “Transferred Transmission Facilities”);

WHEREAS, Idaho Power individually owns additional equipment and facilities at the Hemingway Substation that serve the Idaho Power Transmission System and will not be part of the Transmission Facilities (as defined below), but that Idaho Power will make available to support the operation of the Transmission Facilities (as further described in Section II of Exhibit A, the “Common Facilities”);

WHEREAS, Idaho Power individually owns additional equipment and facilities at the Hemingway Substation that will not be part of the Transmission Facilities, jointly owned by the Parties, or part of the Common Facilities used to support the operation of the Transmission Facilities (the “Idaho Power Individually-Owned Hemingway Facilities”); and

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WHEREAS, PacifiCorp and Idaho Power desire to memorialize the terms and conditions by which they will: (i) construct and commission additional transmission and interconnection equipment and facilities at the Hemingway Substation used in connection with the transmission of electric power and energy (consisting of the equipment and facilities described in Section I of Exhibit A that had not been installed at the Hemingway Substation on or before the Closing Date, the “Jointly-Developed Transmission Facilities”); (ii) jointly own and develop the Transferred Transmission Facilities and the Jointly-Developed Transmission Facilities (collectively, the “Transmission Facilities”), (iii) operate and maintain the Transmission Facilities; (iv) interconnect the Idaho Power Transmission System and the PacifiCorp Transmission System at the Hemingway Substation; and (v) establish the obligations of the Operator (as defined below) with respect to compliance with Reliability Standards (as defined below) applicable to the Transmission Facilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PacifiCorp and Idaho Power agree as follows:

ARTICLE I
DEFINITIONS; RULES OF INTERPRETATION

1.01          Definitions.  Unless the context otherwise requires, the following capitalized terms have the meanings given to them below:

“Affected Party” has the meaning given to such term in Section 11.01.

“Affected System” has the meaning given to such term in the applicable Owner’s OATT.

“Affected System Operator” has the meaning given to such term in the applicable Owner’s OATT.

“Affiliate” means, with respect to a Person, each other Person that, directly or indirectly, controls, is controlled by or is under common control with, such designated Person; provided, however, that in the case of PacifiCorp, “Affiliate” means MidAmerican Energy Holdings Company and its direct and indirect subsidiaries.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean (i) the direct or indirect right to cast at least fifty percent (50%) of the votes exercisable at an annual general meeting (or its equivalent) of such Person or, if there are no such rights, ownership of at least fifty percent (50%) of the equity or other ownership interest in such Person, or (ii) the right to direct the policies or operations of such Person.

“Agreement” means this Joint Ownership and Operating Agreement (including all Exhibits attached hereto), as the same may be amended and supplemented from time to time in accordance with the terms hereof.

“Amendment” has the meaning given to such term in Section 7.01(a).

“Approved Courts” has the meaning given to such term in Section 18.04.

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“Bankrupt” means, with respect to any Person, that such Person:   (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

“Business Days” means any day except a Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York, New York are authorized or obligated by Governmental Requirements to close.

“Capacity Share” has the meaning given to such term in Section 4.02.

“Capital Upgrade Notice” has the meaning given to such term in Section 7.01.

 “Claims” has the meaning given to such term in Section 14.01(a).

“Closing Date” has the meaning given to such term in the JPSA.

“Code” has the meaning given to such term in Section 17.02.

“Commercially Reasonable Efforts” means the level of effort that a reasonable electric utility would take in light of the then known facts and circumstances to accomplish the required action at a then commercially reasonable cost (taking into account the benefits to be gained thereby).

“Common Facilities” has the meaning given to such term in the recitals.

“Construction Budget” has the meaning given to such term in Section 3.05(b).

“Construction Costs” has the meaning given to such term in Section 3.05(a).

“Construction Costs Cap” has the meaning given to such term in Section 3.05(b).

“Construction Project” has the meaning given to such term in Section 3.01(a).

“Continuing Owner” has the meaning given to such term in Section 8.03.

“Costs” means, with respect to the Operator’s construction of facilities pursuant to this Agreement, including the Transmission Facilities and capital upgrades and improvements thereto, or such construction on behalf of the Operator, the Operator’s actual cost of (i) preliminary surveys and investigations and property acquisitions in connection with such facilities and (ii) the development, design, engineering, procurement and construction of such facilities, including an allowance for funds used during construction and applicable overheads determined in accordance with the Operator’s customary practices, as calculated in accordance with FERC’s Uniform System of Accounts.

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“Damaged Facilities” has the meaning given to such term in Section 8.01.

“Damage Notice” has the meaning given to such term in Section 8.01.

“Decommissioning Notice” has the meaning given to such term in Section 9.03.

“Defaulting Owner” has the meaning given to such term in Section 12.01.

“Delegate” has the meaning given to such term in Section 5.04.

“Dispute” has the meaning given to such term in Section 18.01.

“Dispute Notice” has the meaning given to such term in Section 18.02.

“Disputing Party” has the meaning given to such term in Section 18.02.

“Electing Owner” has the meaning given to such term in Section 7.01(a).

“Event of Default” has the meaning given to such term in Section 12.01.

“Execution Date” has the meaning given to such term in the preamble.

“Executive(s)” has the meaning given to such term in Section 18.03(a).

“FERC” means the Federal Energy Regulatory Commission.

“FERC Methodology” has the meaning given to such term in Section 5.08(b).

“FERC Uniform System of Accounts” means the Uniform System of Accounts Prescribed for Public Utilities and Licensees Subject to the Jurisdiction of the Federal Power Act prescribed by FERC, and codified as of the Execution Date at 18 C.F.R. Part 101, as the same may be amended from time to time.

“Force Majeure” has the meaning given to such term in Section 11.01.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region, including those practices required by Federal Power Act section 215(a)(4), 16 U.S.C. § 824o(a)(4)(2006).

“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial,

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legislative, policy, regulatory or taxing authority or power, including FERC, NERC or any regional reliability council; or any court or governmental tribunal, in each case, having jurisdiction over either Owner (including Idaho Power in its capacity as Operator) or any of its Affiliates or the ownership, use, operation and maintenance, repair and reconstruction, or retirement and decommissioning of all or a portion of the Transmission Facilities.

“Governmental Authorizations” means any license, permit, order, approval, filing, waiver, exemption, variance, clearance, entitlement, allowance, franchise, or other authorization from or by a Governmental Authority.

“Governmental Requirements” means all laws, statutes, ordinances, rules, regulations, codes, and similar acts or promulgations or other legally enforceable requirements of any Governmental Authority.

“Hemingway Access Easement Agreement” means the Hemingway Access Easement Agreement, dated as of approximately even date herewith, entered into by Idaho Power and PacifiCorp.

“Hemingway Substation” has the meaning given to such term in the recitals.

“Hemingway-Summer Lake Line” means, beginning on the date the Interconnection is energized, the 500 kV transmission line extending from the Hemingway Substation to its terminus at the Summer Lake Substation.

“Idaho Power” has the meaning given to such term in the preamble.

“Idaho Power Transmission System” means the transmission facilities owned, controlled or operated by Idaho Power that are used to transmit electricity to Idaho Power’s retail and wholesale electric service customers.

“Idaho Power Individually-Owned Hemingway Facilities” has the meaning given to such term in the recitals.

“Indemnified Party” has the meaning given to such term in Section 14.01(a).

“Indemnifying Party” has the meaning given to such term in Section 14.01(a).

“Interconnection” means the interconnection of the Hemingway Substation with (i) the Midpoint-Hemingway Line, (ii) the Hemingway-Summer Lake Line, and (iii) the Hemingway 500/230 kV transformer at the Point of Interconnection, in each case, as more specifically described in the diagrams set forth in Exhibit G.

“Interconnection Customer” has the meaning given to such term in the applicable Owner’s OATT.

“Interconnection Owner” has the meaning given to such term in Section 6.03.

“Interrupting Owner” has the meaning given to such term in Section 10.05(c).

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“Jointly-Developed Transmission Facilities” has the meaning given to such term in the recitals.

“JPSA” has the meaning given to such term in the recitals.

“Losses” mean any and all damages and losses, deficiencies, liabilities, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder and costs and expenses of remediation (including, in the case of remediation, all expenses and costs associated with financial assurance); provided, however, that in no event shall Losses include lost profits or damages and losses excluded under Section 14.08.

“Manager” has the meaning given to such term in Section 18.03(a).

“Metering Equipment” means all metering facilities and equipment to be constructed and installed as part of the Transmission Facilities, as further described in Exhibit A.

“Midpoint Substation” means the existing substation near Jerome, Idaho owned by PacifiCorp.

“Midpoint-Hemingway Line” means, beginning on the date the Interconnection is energized, the 500 kV transmission line extending from the Midpoint Substation to its terminus at the Hemingway Substation.

“Midpoint-Summer Lake Line” means (i) with respect to the period beginning on the Execution Date and continuing up to but not including the date the Interconnection is energized, the existing 500 kV transmission line extending from the Midpoint Substation to the Summer Lake Substation, and (ii) with respect to the period beginning on the date the Interconnection is energized through the Term, the Midpoint-Hemingway Line and the Hemingway-Summer Lake Line.

“Monthly Common Facilities Charge” has the meaning set forth in Exhibit F.

“Monthly Transmission Facilities O&M Charge” has the meaning set forth in Exhibit F.

“NERC” means the North American Electric Reliability Council.

“Non-Defaulting Owner” means an Owner that is not a Defaulting Owner.

“Non-Operating Owner” means PacifiCorp.

“OATT” means, with respect to each Owner, the Owner’s Open Access Transmission Tariff on file with FERC.

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“Operator” means Idaho Power Company, in its capacity as Operator under this Agreement.

“Other Costs” has the meaning given to such term in Section 5.08(a).

“Other Costs Records” has the meaning given to such term in Section 5.06(b).

“Owner” and “Owners” has the meaning given to such term in the preamble.

“Ownership Interest” means the tenant-in-common undivided ownership interest of an Owner in the Transmission Facilities which is set forth on Exhibit C, as the same may be adjusted from time to time pursuant to Exhibit C.

“PacifiCorp” has the meaning given to such term in the preamble.

“PacifiCorp Transmission System” means the transmission facilities owned, controlled or operated by PacifiCorp that are used to transmit electricity to PacifiCorp’s retail and wholesale electric service customers.

“Party” means Idaho Power or PacifiCorp individually, and “Parties” means Idaho Power and PacifiCorp collectively.

“Person” means an individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or other form of entity.

“Point of Interconnection” means the points of interconnection between the Transmission Facilities and each of the Owners’ Transmission Systems, as described in the diagrams set forth in Exhibit G.

“Proprietary Information” has the meaning given to such term in Section 15.06.

“Qualified Owner” means an Owner that has an OATT on file with FERC under which it is authorized to provide transmission service on its transmission system.

“Reduction Event” has the meaning given to such term in Section 6.02.

“Regulations” has the meaning given to such term in Section 17.02.

“Reliability Standards” means all reliability criteria for system users established by WECC or such other regional or national standard setting body with authority to promulgate or set such criteria (including NERC’s reliability standards), as such criteria may be adopted or modified from time to time.

“Remaining Owner” has the meaning given to such term in Section 9.03.

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“Representatives” means, in respect of an Owner or Operator, the directors, officers, shareholders, partners, members, employees, agents, consultants, contractors or other representatives of such Owner or Operator.

“Rights-of-Way” means all rights-of-way, easements and other interests (including fee interests) in real property on which the Transmission Facilities are or will be constructed that are owned by Idaho Power or its Affiliates.

“Summer Lake Substation” means the existing substation near Summer Lake, Oregon owned by PacifiCorp.

“Tap Line Upgrades” has the meaning given to such term in Section 7.01(f).

“Tax Indemnifying Party” has the meaning given to such term in Section 17.04.

“Tax Indemnitee Party” has the meaning given to such term in Section 17.04.

“Taxes” has the meaning given to such term in Section 17.03.

“Term” has the meaning given to such term in Section 2.03.

“Transferee” has the meaning given to such term in Section 15.01.

“Transferor” has the meaning given to such term in Section 15.01.

“Transferred Transmission Facilities” has the meaning given to such term in the recitals.

“Transmission Facilities” has the meaning given to such term in the recitals.

“Transmission Facilities Contracts” means (i) the “Hemingway Substation Facilities Contracts” as defined in the JSPA, (ii) the Right-of-Way Grant IDI-36034 from the United States Department of Interior, Bureau of Land Management to Idaho Power, dated as of June 4, 2009, with respect to portions of the Hemingway Substation site, and (iii) each agreement, instrument or other contract relating to or in connection with the Transmission Facilities that the Operator enters into pursuant to this Agreement.

“Transmission System” means, in the case of Idaho Power, the Idaho Power Transmission System, and, in the case of PacifiCorp, the PacifiCorp Transmission System.

“Unauthorized Use” means the unauthorized use of the generation or transmission facilities of any other Person.

“WECC” means the Western Electricity Coordinating Council or any successor thereto.

“WIS Agreement” has the meaning given to such term in Section 14.08(b).

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1.02          Rules of Construction.  The following rules of interpretation shall apply in this Agreement:

(a)                The masculine shall include the feminine and neuter.

(b)               References to “Articles,” “Sections” and “Exhibits” shall be to articles, sections and exhibits of this Agreement.

(c)                The Exhibits attached hereto are incorporated in and are intended to be a part of this Agreement.

(d)               This Agreement was negotiated and prepared by both Parties with the advice and participation of counsel.  The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

(e)                Each reference in this Agreement to any agreement or document or a portion or provision thereof shall be construed as a reference to the relevant agreement or document as amended, supplemented or otherwise modified from time to time with the written approval of both the Parties.

(f)                Each reference in this Agreement to Governmental Requirements and to terms defined in, and other provisions of, Governmental Requirements shall be references to the same (or a successor to the same) as amended, supplemented or otherwise modified from time to time.

(g)               The term “day” shall mean a calendar day, the term “month” shall mean a calendar month, and the term “year” shall mean a calendar year.  Whenever an event is to be performed, a period commences or ends, or a payment is to be made on or by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(h)               Each reference in this Agreement to a Person includes its successors and permitted assigns; and each reference to a Governmental Authority includes any Governmental Authority succeeding to its functions and capacities.

(i)                 In this Agreement, the words “include,” “includes” and “including” are to be construed as being at all times followed by the words “without limitation.”

(j)                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise specified, refer to this Agreement as a whole and not to any particular provision of this Agreement.

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ARTICLE II
TERM

2.01          Effectiveness of this Agreement.  This Agreement shall become effective upon the Execution Date.

2.02          FERC Filing.  Within five (5) Business Days after the Execution Date, the Operator, on behalf of the Owners, shall file this Agreement with FERC as a “Rate Schedule” within the meaning of Part 35 of FERC’s regulations.  Each of the Owners shall support this Agreement in its current form at FERC when filed.  Each Owner shall reasonably cooperate with the Operator with respect to obtaining FERC approval of such FERC filing and provide any information, including testimony, reasonably required by the Operator to comply with the applicable FERC filing requirements.

2.03          Term.  The term of this Agreement (“Term”) shall commence upon the Execution Date and shall continue in full force and effect until terminated in accordance with the provisions hereof.

2.04          Termination.  Subject to Section 2.05, this Agreement shall terminate if one or more of the following events occur:

(a)                the Transmission Facilities are damaged and destroyed and the Owners decide not to repair or rebuild (or cannot reach agreement to repair or rebuild) the Damaged Facilities in accordance with Article VIII;

(b)               the Transmission Facilities are retired and decommissioned in accordance with Article IX;

(c)                all of the Ownership Interests in the Transmission Facilities are owned by only one Owner;

(d)               by mutual written agreement of the Owners; or

(e)                this Agreement is terminated by exercise of remedies pursuant to Section 12.03.

2.05          Effect of Termination.

(a)                If this Agreement is terminated pursuant to Section 2.04, then, except as for those provisions that are expressly intended to survive termination and, subject to Section 2.05(b) and receipt of any necessary Governmental Authorizations required by applicable Governmental Requirements, this Agreement shall terminate and become void and of no further force and effect, without further action by either Party, provided that neither Party shall be relieved from any of its obligations or liabilities hereunder accruing prior thereto.

(b)               In the event that this Agreement is terminated pursuant to Section 2.04 and the Non-Operating Owner continues to own all or a portion of the Ownership Interests in the Transmission Facilities, then:  (i) the Operator shall, upon written notice from the Non-Operating

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Owner delivered to the Operator no later than fifteen (15) Business Days after termination of this Agreement pursuant to Section 2.04, continue to perform such of its obligations and covenants in Articles VI, VII, VIII, X and XVI as are set forth in the notice; (ii) such obligations and covenants, together with Articles V, VI, VII, VIII, XI, X, XII, XIV, XV, XVIII, XIX and XX (to the extent applicable to the surviving covenants and obligations), shall continue in full force and effect notwithstanding the termination of this Agreement; and (iii) the Parties shall amend this Agreement to reflect such changes to this Agreement as shall be necessary and mutually acceptable to the Parties to conform this Agreement to the surviving provisions of this Agreement in accordance with this Section 2.05(b).

ARTICLE III
CONSTRUCTION

3.01          Engineering, Design and Construction of the Jointly-Developed Transmission Facilities.

(a)                The Operator shall design, engineer, procure, construct, install, manage and perform all other activities necessary for the development, construction and commissioning  of the Jointly-Developed Transmission Facilities in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations (the “Construction Project”).

(b)               The Operator shall use Commercially Reasonable Efforts to achieve each of the milestones by its respective milestone date as set forth in Exhibit H.  The Operator shall provide the Owners with prompt written notice of the date upon which it has achieved each milestone.

3.02          Interconnection.  PacifiCorp shall take the Midpoint-Summer Lake Line out of service for approximately three consecutive weeks during May, 2010 to enable the Operator to interconnect the Transmission Facilities with the Midpoint-Summer Lake Line.  The Operator shall submit a request to PacifiCorp for the specific dates of the outage, the approval of which shall not be unreasonably withheld by PacifiCorp.  The Owners and the Operator recognize the need to use Commercially Reasonable Efforts to expedite all work with all due diligence, consistent with Good Utility Practice, so as to minimize outage times.

3.03          Rights-of-Way.  The Operator shall maintain the Rights-of-Way in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations and without adverse distinction between the Owners.

3.04          Monthly Reports.  Each month prior to the final completion and commissioning of the Transmission Facilities, the Operator shall prepare and deliver to the Owners reasonably detailed status reports, in form and substance reasonably acceptable to the Owners, regarding the implementation of the Construction Project, including (i) any expected delays (and their duration) in achieving any milestone by the respective milestone date as set forth on Exhibit H and (ii) the aggregate amount of Construction Costs incurred to date compared to the budgeted amount of Construction Costs set forth in the Construction Budget.

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3.05          Development and Construction Costs.

(a)                Each Owner shall be responsible for, and shall pay, in accordance with this Section 3.05, its pro rata share (based on its Ownership Interest) of all Costs (up to the Construction Costs Cap) actually incurred by or on behalf of the Operator in the performance of the Construction Project pursuant to Article III or otherwise incurred by or on behalf of Idaho Power in the construction of the Transmission Facilities (collectively, the “Construction Costs”).

(b)               The Operator shall promptly notify the Owners in writing if it reasonably believes that the total Construction Costs to be incurred by or on behalf of the Operator or otherwise incurred by or on behalf of Idaho Power in the construction of the Transmission Facilities will exceed the greater of (i) five percent (5%) of the aggregate amount of Construction Costs provided for in the budget attached hereto as Exhibit E (the “Construction Budget”), as the same may be revised from time to time pursuant to this Section 3.05(b), and (ii) One Million Four Hundred Thousand Dollars ($1,400,000) (the “Construction Costs Cap”).  Thereafter, the Operator shall submit to the Owners for their approval, such approval not to be unreasonably withheld or delayed, a revised Construction Budget which shows the aggregate amount of Construction Costs that the Operator reasonably believes will be incurred by or on behalf of the Operator to complete the Construction Project in accordance with Article III or otherwise incurred by or on behalf of Idaho Power in the construction of the Transmission Facilities.  The notice and approval rights set forth above in this Section 3.05(b) shall apply to the revised Construction Budget as well.  Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Operator be obligated to incur Construction Costs in excess of the Construction Costs Cap.

(c)                The Operator shall provide the Owners with invoices showing each Owner’s pro rata share (based on its Ownership Interest) of the Construction Costs, and the Non-Operating Owner shall pay the Operator its pro rata share (based on its Ownership Interests) of the Construction Costs, in accordance with Section 5.08 and Section 5.09.

ARTICLE IV
OWNERSHIP INTERESTS

4.01          Ownership Interests.

(a)                Pursuant to the JPSA, as of the Closing Date, each Owner owns an undivided ownership interest, equal to its Ownership Interest, in the Transmission Facilities.

(b)               The Owners agree that they shall enter into such additional documentation as shall reasonably be required to document any change in the Ownership Interests of the Owners contemplated hereby, provided that in no event shall an Owner be responsible for paying any amount to the other Owner as a result of any change in any Ownership Interest or the Transmission Facilities except as expressly provided for in this Agreement or as otherwise agreed to by the Parties in writing.

4.02          Owner’s Capacity Share.  Each of the Owners shall be entitled to a pro rata share (based on its Ownership Interest) of the bi-directional transmission capacity of the Transmission

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Facilities (“Capacity Share”).  Subject to Section 6.02, each Owner’s Capacity Share entitles the Owner to provide and schedule transmission service over the Transmission Facilities to the extent of the Owner’s Capacity Share and to schedule and transmit an amount of energy commensurate with the Owner’s Capacity Share over the Transmission Facilities on its own behalf or on behalf of the Owner’s transmission customers; provided, however, that at no time shall an Owner be entitled to post, sell, schedule or transmit more than its Capacity Share of transmission capacity (and a commensurate amount of energy) on the Transmission Facilities, unless otherwise mutually agreed to in writing by the Owners.  Any use of the Transmission Facilities, other than as provided for in this Section 4.02, shall be subject to the prior written approval of both Owners.

4.03          Qualified Owner.  Each Owner shall take all actions required to continue to be a Qualified Owner during the Term.  If at any time during the Term an Owner ceases to be a Qualified Owner, then such Owner shall immediately provide notice thereof to the other Owner and take all actions required to resume being a Qualified Owner.

4.04          No Right to Use.  For the avoidance of doubt, the provisions of this Agreement shall not confer upon either Owner the right to use or transmit energy over any transmission facilities owned by the other Owner (other than the Transmission Facilities as provided for herein).

4.05          Payments.  All payments required to be made by or on behalf of the Owners under the terms of this Agreement, including payments to the Operator of the Monthly Transmission Facilities O&M Charge, the Monthly Common Facilities Charge and Other Costs, shall be made to the account or accounts designated by the Owner or Operator to which the payment is owed, by wire transfer (in immediately available funds in the lawful currency of the United States).

4.06          Waiver of Partition Rights.  The Owners shall own their undivided Ownership Interests in the Transmission Facilities as tenants-in-common.  The Owners acknowledge that any exercise of the remedy of partition (whether at law or in equity) of the Transmission Facilities or any portion thereof would be impracticable in view of the purposes and requirements of this Agreement, would violate the spirit and intent of this Agreement, and would defeat the Owners’ intentions and reasonable expectations as well as the consideration upon which each Owner entered into this Agreement.  Accordingly, each Owner agrees that during the Term it (a) will not, directly or indirectly, commence, maintain, support or join in any action or proceedings of any kind to partition the Transmission Facilities or any portion thereof, and (b) waives, after consultation with its qualified legal counsel, any and all rights that it may have under this Agreement or applicable Governmental Requirements (whether at law or in equity) or otherwise to commence, maintain, support or join in any such action or proceeding.  Each Owner acknowledges that the other Owner has entered into and will perform the terms of this Agreement in reliance upon the other Owner’s agreement and adherence to the terms of this Section 4.06, and would not have entered into this Agreement but for such reliance; and that it would be unjust and inequitable for any Owner to violate or to seek relief from any provision of this Section 4.06.

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ARTICLE V
OPERATOR

5.01          Appointment of Operator.

(a)                The Owners hereby appoint Idaho Power, and Idaho Power hereby accepts appointment, to serve as Operator of the Transmission Facilities and the Common Facilities for the Owners and to perform the other covenants and obligations of the Operator expressly set forth in this Agreement, in accordance with the terms and conditions of this Agreement.

(b)               Notwithstanding anything to the contrary contained in this Agreement or Governmental Requirements, the Owners agree that the Operator shall have no obligations, responsibilities or duties to the Owners other than as are expressly provided for in this Agreement.

5.02          Authority of Operator.

(a)                The Operator shall be responsible in all respects for the construction of the Jointly-Developed Transmission Facilities and the operation and maintenance of the Transmission Facilities and the Common Facilities in accordance with Article III and Articles V-X.  Without limiting the foregoing, the Operator shall supervise and perform, or cause to be supervised and performed:  (i) the construction of the Jointly-Developed Transmission Facilities in accordance with Article III and this Article V, (ii) the physical operation and maintenance of, interconnection to, design of, capital upgrades and improvements to, repair and reconstruction of, and retirement and decommissioning of, the Transmission Facilities in accordance with this Article V and Articles VI-X, and (iii) the physical operation and maintenance of the Common Facilities in accordance with Section 6.04.  In the performance of its obligations under this Agreement, the Operator shall have authority, subject to the other terms of this Article V and Article III and Articles VI-X, to take any or all of the actions it reasonably determines are necessary to perform its obligations under this Agreement, including to make decisions on all matters relating to and to contract for, select and purchase on behalf of the Owners all materials, equipment and services (including from third-party consultants and advisors) necessary for:  (A) the engineering, design and construction of the Jointly-Developed Transmission Facilities pursuant to Article III, (B) the physical operation and maintenance of the Transmission Facilities pursuant to Article VI; (C) the interconnection of Interconnection Customers to the Transmission Facilities pursuant to Section 6.03; (D) the development, design, engineering, procurement, construction, permitting, completion, testing and commissioning of capital upgrades or improvements to the Transmission Facilities pursuant to Article VII; (E) the development, design, engineering, procurement, construction, permitting, completion, testing and commissioning of repairs to and reconstruction of the Transmission Facilities pursuant to Article VIII; and (F) the retirement and decommissioning of the Transmission Facilities pursuant to Article IX.

(b)               The Owners and the Operator agree that title to all Jointly-Developed Transmission Facilities and capital upgrades and improvements constructed by or on behalf of the Operator pursuant to Section 6.01 shall vest with the Owners and shall be jointly owned by the Owners as tenants-in-common in accordance with their respective Ownership Interests.  Title to

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all capital upgrades and improvements constructed by or on behalf of the Operator pursuant to Section 7.01 shall vest with and be owned by the Owners in accordance with Section 7.01.

(c)                The Operator will exercise or enforce all of Idaho Power’s benefits, rights and remedies under the Transmission Facilities Contracts for the benefit of the Owners pro rata (in accordance with their respective Ownership Interests) and without adverse distinction between the Owners.  In furtherance and not in limitation of the immediately preceding sentence, the Operator agrees to transfer, assign, distribute, pay over or otherwise make available to the Non-Operating Owner, the Non-Operating Owner’s pro rata share (based on its Ownership Interest) in any payments or proceeds obtained pursuant to any Transmission Facilities Contract.  Notwithstanding anything to the contrary contained in this Agreement, the Owners agree that only the Operator shall be entitled to exercise or enforce Idaho Power’s benefits, rights and remedies under the Transmission Facilities Contracts.

5.03          Standard of Work.  The Operator shall perform all of its obligations under this Agreement as an independent contractor and in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations and without adverse distinction between the Owners.

5.04          Delegation of Responsibilities.  The Operator may, in its sole and absolute discretion, delegate all or a portion of its obligations under this Agreement to one or more Persons (each, a “Delegate”).  Notwithstanding any such delegation, the Operator shall remain responsible and liable for all such delegated obligations in accordance with the terms of this Agreement.

5.05          Governmental Authorizations.

(a)                The Operator is authorized to prepare and submit to all appropriate Governmental Authorities the necessary reports, applications, plans, specifications and other documents to procure all Governmental Authorizations required to perform its obligations under this Agreement with respect to the Transmission Facilities or to comply with Governmental Requirements, provided that the Operator shall consult with the Owners prior to the submission of any such reports, application, plans, specification and other documents.  To the extent permitted by Governmental Requirements, the Operator shall use Commercially Reasonable Efforts to obtain and structure all Government Authorizations for which it applies after the Execution Date in such a way as to recognize each Owner’s applicable Ownership Interests and Capacity Share as contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, nothing in Section 5.05 shall obligate the Operator to prepare and submit to appropriate Governmental Authorities any reports, applications, plans, specifications and other documents to procure any Governmental Authorizations required by the Owners in connection with their ownership of an Ownership Interest in the Transmission Facilities or the recovery of any costs and expenses in connection therewith.

(b)               To the extent that the Operator cannot obtain a Governmental Authorization pursuant to Section 5.05(a) on behalf of one or both of the Owners, each such Owner shall:  (i) be responsible for preparing and submitting to the appropriate Governmental Authority the necessary reports, applications, plans, specifications and other documents to

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procure such Governmental Authorization; and (ii) exercise all Commercially Reasonable Efforts to obtain such Governmental Authorization.  Unless and until the Owner or Owners are able to obtain such Governmental Authorizations, the Operator shall not perform or continue to perform any of the Construction Project if to do so would result in the Owner or Owners being in violation of applicable Governmental Requirements or Governmental Authorizations.

(c)                Each Owner shall, at its own cost: (i) reasonably cooperate and support the Operator in obtaining any Governmental Authorizations required pursuant to Section 5.05(a); and (ii) reasonably respond to inquiries or requests issued to it by any Governmental Authority in respect of such Governmental Authorization; provided, however, that an Owner shall not be obligated pursuant to this Section 5.05(c) to disclose Proprietary Information except to the extent that it is otherwise required to disclose such Proprietary Information:  (A) by applicable Governmental Requirements; (B) by any Governmental Authority; or (C) pursuant to the express terms of this Agreement.

5.06          Access.

(a)                The Operator shall, to the extent possible under any Rights-of-Ways, provide each Owner and its designees reasonable access to the Transmission Facilities site to permit the Owners and their designees to inspect the construction, commissioning, operation and maintenance, capital upgrades and improvements to, repair and reconstruction of, and retirement and decommissioning of the Transmission Facilities, provided that (i) the Owners and their designees do not interfere with the construction, commissioning, operation and maintenance, capital upgrades and improvements to, repair and reconstruction of, and retirement and decommissioning of the Transmission Facilities or any portion thereof or pose a safety hazard; (ii) the Owners and their designees comply with any requirements of any rights-of-ways, license, easement or other real property interest agreement applicable to the Transmission Facilities; and (iii) the Owners and their designees performing the inspection comply with the Operator’s or any other contractor’s safety and security rules, as more specifically set out in the Hemingway Access Easement Agreement.

(b)               Each Owner may, at its cost, at any time during normal business hours and with reasonable prior notice of not less than ten (10) Business Days, but not more often than once in any twelve (12) month period, inspect and audit the books and records of the Operator and any of its Affiliates and any Delegate (and the Operator shall secure such rights for the Owners from its Affiliates and any Delegate) involved in the provision of services pursuant to this Agreement (“Other Costs Records”), to the extent reasonably relating to the determination of the Other Costs for which the Owners are liable under this Agreement as shown on an invoice provided to the Owners pursuant to Section 5.08 within twelve (12) months prior to the date of the audit notice.  The Operator shall, and shall cause any of its relevant Affiliates and any Delegate, to keep and maintain all such Other Costs Records to the extent reasonably relating to the determination of the Other Costs for which the Owners are liable under this Agreement and make such Other Costs Records available to the Owners in accordance with the terms of this Agreement.  If any audit discloses that, during such twelve (12)-month period, an overpayment or underpayment of Other Costs has been made by the Non-Operating Owner or the amount of any Other Costs allocated to the Owners on an invoice is incorrect, then such overpayment, underpayment or incorrect amount shall be resolved pursuant to Section 5.09.  The Owner

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requesting the audit shall reimburse one hundred percent (100%) of all reasonable costs and expenses (including internal costs and expenses) incurred by or on behalf of the Operator and any of its Affiliates and any Delegate in complying with the provisions of this Section 5.06(b), provided that the Owner shall not be required to reimburse any such costs if the audit determines that the Owner has made more than Twenty-Five Thousand Dollars ($25,000) in overpayments of Other Costs or more than Twenty-Five Thousand Dollars ($25,000) in Other Costs have been incorrectly allocated to the Owner.

5.07          Insurance.

(a)        Owner Insurance.  Each of the Owners shall be responsible for obtaining and maintaining during the Term insurance covering their respective legal liabilities related to their Ownership Interest in the Transmission Facilities.  Insurance required by this Section 5.07(a) will be placed with appropriate carriers and in amounts in accordance with Good Utility Practice and any applicable Governmental Requirements.

(b)        Property Insurance.

(i)         The Operator, on behalf of the Owners and any other named insureds or loss payees, will:  (A) determine the appropriate property insurance coverages, minimum amounts, self-insured amounts, deductibles and other insurance policy terms; (B) obtain and maintain such property insurance during the Term; and (C) be solely responsible for pursuing claims and/or negotiating settlements in respect of claims under such insurance coverages.  The Operator shall be compensated for the costs of obtaining and maintaining such insurance (including any premiums, taxes, and fees, deductibles, self-insurance or non-insured costs) through the Monthly Transmission Facilities O&M Charge.

(ii)        Physical damage to substations and equipment therein that is included as part of the Transmission Facilities in types and amounts that are reasonable and customary for similarly situated utilities.  Coverage may be insured or self-insured, or any combination of insured and self-insured.

(iii)       Insurance for physical damage to the transmission line and any related equipment outside the boundaries of any substation and included as part of the Transmission Facilities shall be fully self-insured.

5.08          Invoices.

(a)                The Non-Operating Owner shall pay the Operator the Monthly Transmission Facilities O&M Charge and the Monthly Common Facilities Charge calculated in accordance with Exhibit F as compensation for the Operator’s services under this Agreement.  Each Owner shall be responsible for its pro rata share (based on its Ownership Interest, unless the Owners have agreed in writing otherwise or this Agreement specifies otherwise) of costs incurred by or on behalf of the Operator under Sections 3.05(a), 6.01(c), 7.01(b), 7.01(f), 8.01, 8.05(b), 9.02 and 17.03 (the “Other Costs”). In the event that the Operator incurs, or reasonably expects to incur, significant Other Costs (other than Construction Costs) in excess of One

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Hundred Thousand Dollars ($100,000), it shall immediately notify the Owners in writing of such Other Costs.

(b)               Not later than thirty (30) days after the end of each month during the Term, the Operator will deliver to the Owners an invoice which will show the Monthly Transmission Facilities O&M Charge and Monthly Common Facilities Charge payable by the Non-Operating Owner and each Owner’s pro rata share (based on its Ownership Interest, unless the Owners have agreed in writing otherwise) of Other Costs.  The Non-Operating Owner shall pay the Monthly Transmission Facilities O&M Charge, the Monthly Common Facilities Charge, and its pro rata share (based on its Ownership Interest, unless the Owners have agreed in writing otherwise) of Other Costs shown on the invoice no later than thirty (30) days after the date of the invoice.  Any payment past due will accrue interest, per annum, calculated in accordance with the methodology specified for interest in the FERC regulations at 18 C.F.R. § 35.19a(a)(2)(iii) (the “FERC Methodology”).  The failure by the Operator to timely deliver an invoice shall not relieve PacifiCorp of its payment obligation in respect of the Monthly Transmission Facilities O&M Charge, Monthly Common Facilities Charge and Other Costs as shown on such invoice, or release Idaho Power of its responsibility for its share of the Other Costs in such invoice.

5.09          Disputed Amounts.  If the Non-Operating Owner disputes any portion of any amount specified in an invoice delivered by the Operator pursuant to Section 5.08, the Non-Operating Owner shall pay its total amount of the invoice when due, and, if actually known at the time by the Non-Operating Owner, identify the disputed amount and state that the disputed amount is being paid under protest.  Any disputed amount shall be resolved pursuant to the provisions of Article XVIII.  If it is determined pursuant to Article XVIII that an overpayment or underpayment has been made by the Non-Operating Owner or the amount of any Other Costs allocated to the Owners on an invoice is incorrect, then (i) in the case of any overpayment by the Non-Operating Owner, the Operator shall promptly return the amount of the overpayment (or credit the amount of the overpayment on the next invoice) to the Non-Operating Owner, (ii) in the case of an underpayment by the Non-Operating Owner, the Non-Operating Owner shall promptly pay the amount of the underpayment to the Operator (for the benefit of the other Owner), and (iii) in the case of an incorrect allocation of Other Costs to an Owner, the allocations of Other Costs on the next invoice shall be adjusted to correct for such incorrect allocation, in each case, together with interest for the period from the date of overpayment, underpayment, or incorrect allocation, until such amount has been paid or credited against a future invoice calculated in the manner prescribed for calculating interest on refunds under the FERC Methodology.

5.10          Assistance.  Each Owner shall cooperate with the Operator promptly, as and when reasonably requested by the Operator, to assist the Operator in the performance of its duties, responsibilities and obligations under this Agreement, including executing and delivering from time to time such additional documents, certificates or instruments, and taking such additional actions, as may be reasonably requested by the Operator.  Each Owner shall bear its own costs for providing such cooperation and assistance as requested by the Operator unless the Owners agree otherwise in writing.  Nothing in this Agreement shall preclude an Owner from exercising any rights expressly granted it under this Agreement or taking any action (or having its Affiliates

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take any action) with respect to any other transmission project, including any such project that may compete with the Transmission Facilities.

5.11          Remedies.

(a)                Notwithstanding any provision to the contrary contained in this Agreement, the Operator shall have no liability to the Non-Operating Owner in connection with the performance of its covenants and obligations under this Agreement, except as provided in this Section 5.11 and Section 14.01(c).  The Non-Operating Owner agrees that it has a duty to mitigate any damages and shall use Commercially Reasonable Efforts to minimize any damages it may incur as a result of the Operator’s failure to perform or breach of any of its covenants or obligations under this Agreement.

(b)               The Owners and Operator acknowledge that the obligations and covenants performed by the Operator hereunder are unique and that the Non-Operating Owner will be irreparably injured should such obligations and covenants not be performed in accordance with the terms and conditions of this Agreement.  Consequently, the Non-Operating Owner will not have an adequate remedy at law if the Operator shall fail to perform its obligations and covenants hereunder.  The Non-Operating Owner shall have the right, in addition to any other remedy available under this Agreement, to specific performance of the Operator’s obligations and covenants hereunder, and the Owners and Operator agree not to take a position in any proceeding arising out of this Agreement to the effect that the Non-Operating Party has an adequate remedy at law.

ARTICLE VI
OPERATION AND MAINTENANCE; CURTAILMENT;
INTERCONNECTION WITH THIRD PARTIES; COMMON FACILITIES

6.01          Operation and Maintenance; Capital Upgrades and Improvements.

(a)                The Operator shall supervise and perform, or cause to be supervised and performed, the physical operation and maintenance of the Transmission Facilities in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations and without adverse distinction between the Owners.  Subject to Section 5.04, the Operator may utilize its employees and supervisory personnel, and any independent technical advisors, consultants, contractors and agents which it may select, as may be required to perform the Operator’s obligations under this Section 6.01.

(b)               The Operator shall make maintenance renewals and replacements to the Transmission Facilities (i) the costs of which are recordable as an operation and maintenance expense under the FERC Uniform System of Accounts; and (ii) that (A) are necessary for the operation of the Transmission Facilities in accordance with Good Utility Practice, and/or (B) are required by applicable Governmental Requirements and Governmental Authorizations.  Such maintenance renewals and replacements to the Transmission Facilities are included in the services for which the Operator is compensated by the Monthly Transmission Facilities O&M Charge.  The Operator shall not separately invoice the Owners for the costs of such maintenance renewals and replacements to the Transmission Facilities.  Notwithstanding anything to the

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contrary contained in this Agreement, any maintenance renewals and replacements made pursuant to this Section 6.01(b) shall be Transmission Facilities for purposes of this Agreement.

(c)                The Operator shall make capital upgrades and improvements to the Transmission Facilities (i) the costs of which are recordable as capital expenditures under the FERC Uniform System of Accounts, and (ii) which (A) are necessary for the operation of the Transmission Facilities in accordance with Good Utility Practice and/or (B) are required by applicable Governmental Requirements and Governmental Authorizations.  The Operator shall consult with the Owners and receive their prior approval, such approval not to be unreasonably withheld, delayed or conditioned, with respect to any capital upgrade or improvement for which the Operator reasonably expects to incur total project costs that exceed Two Hundred Fifty Thousand Dollars ($250,000).  The Owners shall be responsible for their pro rata share (based on their Ownership Interests) of any Costs incurred by or on behalf of the Operator in making such capital upgrades or improvements.  Notwithstanding anything to the contrary contained in this Agreement, any capital upgrades and improvements made pursuant to this Section 6.01(c) shall be Transmission Facilities for purposes of this Agreement.

6.02          Curtailment.  The Operator shall notify the Owners as soon as reasonably practicable upon becoming aware of any planned or unplanned event or circumstance, including an emergency condition or a rating study to comply with applicable Governmental Requirements or Reliability Standards, which physically or otherwise reduces or may reduce the amount of transmission capacity on all or a portion of the Transmission Facilities (“Reduction Event”), including the aggregate amount of reduction in the transmission capacity of the Transmission Facilities to the extent known by the Operator.  In the event of a Reduction Event, the Operator shall take such actions as the Operator may reasonably deem prudent and necessary to terminate the Reduction Event and to preserve and maintain the reliability, safety, integrity and operability of the applicable Transmission Facilities and to protect the health and safety of the public.  Each of the Owners shall provide notice of each Reduction Event in accordance with its respective OATT.

6.03          Interconnection with Third Parties.  The Owners acknowledge and agree that all third-party Interconnection Customer requests for interconnection to any of the Transmission Facilities must be coordinated with the Operator and processed in a manner consistent with the Owner’s OATT to which the Interconnection Customer’s request was made (“Interconnection Owner”).  An Interconnection Owner in receipt of a third-party Interconnection Customer request for interconnection with the Transmission Facilities will promptly notify the Operator and thereafter the Owners and the Operator will coordinate and cooperate to process the interconnection request.  The Operator will coordinate the conduct of any studies required to determine the impact of the interconnection request on the Transmission Facilities and the Affected Systems with Affected System Operators, including the Owners, in accordance with the Interconnection Owner’s OATT.  The Operator will include the Owners and such Affected System Operators in all meetings held with Interconnection Customers as required by the Interconnection Owner’s OATT.

6.04          Common Facilities.  The Operator shall make the Common Facilities available to the Owners to support the operation of the Transmission Facilities in accordance with the terms of this Agreement and without adverse distinction between the Owners.  The Operator shall

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supervise and perform, or cause to be supervised and performed, the physical operation and maintenance of the Common Facilities in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations and without adverse distinction between the Owners.  Subject to Section 5.04, the Operator may utilize its employees and supervisory personnel, and any independent technical advisors, consultants, contractors and agents which it may select, as may be required to perform the Operator’s obligations under this Section 6.04.  The obligations performed by the Operator pursuant to this Section 6.04 are included in the services for which the Operator is compensated by the Monthly Common Facilities Charge, and the Operator shall not separately invoice the Owners and the Owners shall not be liable for any of the costs or expenses incurred by or on behalf of the Operator pursuant to this Section 6.04.

ARTICLE VII
CAPITAL UPGRADES PROPOSED BY AN OWNER

7.01          Capital Upgrades.

(a)                At any time during the Term, an Owner (“Electing Owner”) may elect to make a capital upgrade or improvement to the Transmission Facilities, provided that in no event shall an Electing Owner be entitled to make a capital upgrade or improvement to the Transmission Facilities that reasonably would be expected to have a material adverse effect on the other Owner’s ownership, use or enjoyment of its Ownership Interest of the Transmission Facilities (and associated Capacity Share) as contemplated in this Agreement.  An Electing Owner shall provide the other Owner no less than sixty (60) days’ prior written notice of its election, together with reasonable details about the proposed upgrade or improvement (each, a “Capital Upgrade Notice”).  Within sixty (60) days of receipt of the Capital Upgrade Notice, the other Owner may notify the Electing Owner in writing that it elects to participate in the capital upgrade or improvement to the Transmission Facilities.

(i)                 If the other Owner delivers notice to the Electing Owner within the sixty (60) day period that it elects to participate in the capital upgrade or improvement to the Transmission Facilities, then the Owners shall meet and agree on: (A) the final scope of the capital upgrade or improvement; (B) the allocation of increased transmission capacity, if any, associated with such capital upgrade and improvement between the Owners, including any change in the Owners’ Capacity Shares; (C) any change in each Owner’s Ownership Interest; (D) each Owner’s share of the costs of such upgrade or improvement; (E) any change in the Monthly Transmission Facilities O&M Charge; and (F) such other matters as the Owners may agree upon, all of which shall be memorialized in an amendment to this Agreement executed by the Owners, including any amendments to the Exhibits hereto (the “Amendment”); provided, however, that any failure of the Owners to agree on any of the matters specified in subparts (A) through (F) above shall be resolved pursuant to the provisions of Article XVIII.  Notwithstanding any provisions to the contrary in this Agreement, an Owner shall not be prohibited from making a capital upgrade or improvement to the Transmission Facilities pursuant to this Section 7.01(a) because the Owners fail to agree on any of the matters specified in subparts (A) through (F) of the immediately preceding sentence, and any such disagreement shall be resolved pursuant to Article XVIII.

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(ii)               If the other Owner elects not to participate in the capital upgrade or improvement to the Transmission Facilities (or fails to deliver a notice to the Electing Owner within the sixty (60) day period), then the Electing Owner may proceed with the capital upgrade or improvement, provided that the Electing Owner shall coordinate with the Operator on the final scope of the capital upgrade or improvement.

(b)               The Operator shall design, permit, construct, install and commission any upgrades or improvements to the Transmission Facilities provided for in Section 7.01(a)(i) in accordance with the Amendment or, if applicable, any resolution pursuant to Article XVIII, and otherwise in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations.  The Owners shall be responsible, based on the Amendment or, if applicable, any resolution pursuant to Article XVIII, for all of the Costs incurred by or on behalf of the Operator in connection with such capital upgrade or improvement to the Transmission Facilities.  Effective as of the date of successful commissioning of such capital upgrade or improvement, written notice of which the Operator shall provide to the Owners, the Owners’ Ownership Interests and Capacity Shares shall be adjusted, if at all, in accordance with the Amendment or, if applicable, any resolution pursuant to Article XVIII, and the Owners shall memorialize any revised Ownership Interests in a revised Exhibit C which shall be effective as of the date of successful commissioning of such upgrade or improvement.  Notwithstanding anything to the contrary contained in this Agreement, any capital upgrades or improvements provided for in this Section 7.01(b) shall be Transmission Facilities for purposes of this Agreement.

(c)                The Operator shall design, permit, construct, install and commission any upgrades or improvements to the Transmission Facilities provided for in Section 7.01(a)(ii) in accordance with the final scope of the capital upgrade or improvement established by the Electing Owner pursuant to Section 7.01(a)(ii), and otherwise in accordance with Good Utility Practice and applicable Governmental Requirements and Governmental Authorizations.  The Electing Owner shall be responsible for all of the Costs incurred by or on behalf of the Operator in connection with such capital upgrade or improvement to the Transmission Facilities and title to such capital upgrades or improvement shall vest solely with the Electing Owner.  Effective as of the date of successful commissioning of such capital upgrade or improvement, written notice of which the Operator shall provide to the Owners, (i) the Owners’ Ownership Interests shall be adjusted, if at all, in accordance with Exhibit C, (ii) the Owners shall memorialize any revised Ownership Interests in a revised Exhibit C which shall be effective as of the date of successful commissioning of such upgrade or improvement, and (iii) the Operator shall operate and maintain such capital upgrade or improvement in accordance with Section 6.01(a).  In addition, the Owners shall meet and agree on: (A) the allocation of increased transmission capacity, if any, associated with such capital upgrade and improvement between the Owners, including any change in the Owners’ Capacity Shares; (B) any change in the Monthly Transmission Facilities O&M Charge; and (C) such other matters as the Owners may agree upon, all of which shall be memorialized in an amendment to this Agreement executed by the Owners, including any amendments to the Exhibits hereto; provided, however, that any failure of the Owners to agree on any of the matters specified in subparts (A) through (C) above shall be resolved pursuant to the provisions of Article XVIII.  Notwithstanding anything to the contrary contained in this

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Agreement, any capital upgrades or improvements provided for in this Section 7.01(c) shall not be Transmission Facilities for purposes of this Agreement.

(d)               Notwithstanding anything to the contrary contained herein, the provisions of this Section 7.01 shall not apply to capital upgrades or improvements made by the Operator pursuant to Section 6.01(c) which are necessary for the operation of the Transmission Facilities in accordance with Good Utility Practice or required by applicable Governmental Requirements or Governmental Authorizations, which shall be governed by the provisions of Section 6.01.

(e)                Each Owner shall provide the Operator prompt written notice of any request pursuant to its OATT from a third-party customer to provide additional transmission capacity that will require one or more capital upgrades or improvements to the Transmission Facilities.  If capital upgrades or improvements are required in accordance with such Owner’s OATT, then such capital upgrades and improvements shall be made by the Operator in accordance with the provisions of Section 7.01(a) and Section 7.01(b).

(f)        The Owners agree that the Tap Line Upgrades to the Transmission Facilities shall be permitted, constructed, installed and commissioned by the Operator, provided that the Operator shall delegate such responsibilities to PacifiCorp pursuant to Section 5.04.  The Operator shall use Commercially Reasonable Efforts to construct, install and commission the Tap Line Upgrades during the outage for the Jim Bridger power plant currently scheduled for April, 2011.  The Owners shall each be responsible for fifty percent (50%) of all Costs incurred by or on behalf of the Operator in connection with the permitting, construction, installation and commissioning of the Tap Line Upgrades pursuant to this Section 7.01(f).  The Owners agree that the Tap Line Upgrades shall not result in a change to the Owners’ Ownership Interests or associated Capacity Shares or the Monthly Transmission Facilities O&M Charge.  For purposes of this Section 7.01(f), “Tap Line Upgrades” means the redesign and upgrade of the interconnection structures connecting the existing 500 kV Midpoint-Summer Lake Line to the Hemingway Substation, including the two tangent and two dead end monopole structures, so as to facilitate hot work off the structures as a means to minimize outages.

ARTICLE VIII
PHYSICAL DAMAGE TO TRANSMISSION FACILITIES; CONDEMNATION

     8.01          Rebuilding Damaged Facilities.  If any of the Transmission Facilities are materially damaged or destroyed (the “Damaged Facilities”), then within thirty (30) days of the date the damage or destruction occurred, the Operator shall deliver to the Owners a written notice (the “Damage Notice”) of the Operator’s good faith reasonable estimate of the cost to repair or rebuild the Damaged Facilities.  If the Damage Notice indicates that the total project cost to repair or rebuild the Damaged Facilities is estimated to be Five Million Dollars ($5,000,000) or more, inclusive of insurance proceeds, then the Owners will determine whether the Damaged Facilities will be repaired or rebuilt within thirty (30) days of the date of the Damage Notice.  If the Damage Notice indicates that the total project cost to repair or rebuild the Damaged Facilities is estimated to be less than Five Million Dollars ($5,000,000), inclusive of insurance proceeds, then the Operator will determine whether the Damaged Facilities will be repaired or rebuilt and provide notice thereof to the Owners within thirty (30) days of the date of the Damage Notice.  If the Owners or the Operator determines pursuant to this Section 8.01 to

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repair or rebuild the Damaged Facilities, then the Owners will, upon receipt of any insurance proceeds paid in connection with such Damaged Facilities, apply such proceeds (up to its pro rata share based on its Ownership Interest) to the repair and reconstruction of the Damaged Facilities which will be carried out by the Operator, provided that the Operator shall pay pro rata to the Owners (in accordance with their Ownership Interests) any insurance proceeds received from any property insurance obtained by the Operator pursuant to Section 5.07(b).  The Operator will be responsible for obtaining any necessary Governmental Authorizations to repair or rebuild the Damaged Facilities and determining the manner in which to repair and reconstruct the Damaged Facilities (including the equipment to be used).  Each Owner shall reasonably cooperate with and support the Operator in obtaining any such Governmental Authorizations in accordance with Section 5.05(c).  The Operator will cause such repairs or reconstruction to be made so that the Damaged Facilities will be repaired and restored to substantially the same general condition, character and use as existed prior to such damage or destruction.  If the cost of such repairs or reconstruction exceeds the insurance proceeds required to be applied to the repair or reconstruction pursuant to this Section 8.01, then the Owners shall pay, in accordance with their applicable Ownership Interests, the shortfall amount.

8.02          Decision not to Rebuild.  If the Owners determine pursuant to Section 8.01 not to repair or rebuild the Damaged Facilities (or cannot reach agreement to repair or rebuild the Damaged Facilities) or the Operator determines pursuant to Section 8.01 not to repair or rebuild the Damaged Facilities, then, in each case, (a) each Owner shall (i) be entitled to retain any insurance proceeds received pursuant to insurance maintained by it with respect to the Damaged Facilities, (ii) receive its share of any revenues from the salvage or sale of the Damaged Facilities and (iii) pay its pro rata share (based on its Ownership Interest) of any costs of removal of parts and equipment from the Damaged Facilities, (b) the Operator shall pay pro rata to the Owners (in accordance with their Ownership Interests) any insurance proceeds received from any property insurance obtained by the Operator pursuant to Section 5.07(b), and (c) subject to Section 8.03, this Agreement shall terminate pursuant to Section 2.04(a).

8.03          Purchase of Ownership Interest.  If pursuant to Section 8.01 the Owners determine not to repair or rebuild the Damaged Facilities (or cannot reach agreement to repair or rebuild the Damaged Facilities) or the Operator determines that the Damaged Facilities should not be repaired and reconstructed and, in each case, one Owner desires to repair or rebuild the Damaged Facilities (the “Continuing Owner”), then the Continuing Owner shall have the option to purchase all of the Ownership Interest (and Capacity Share) of the other Owner.  In order to exercise its option to purchase all of the Ownership Interest (and Capacity Share) of the other Owner, the Continuing Owner must give written notice thereof to the other Owner within thirty (30) days of the Owners’ or Operator’s determination pursuant to Section 8.01 not to repair or rebuild the Damaged Facilities.  The Owners shall enter into such documentation as the Continuing Owner shall reasonably request to document the purchase and sale of all of the Ownership Interest (and Capacity Share) of the other Owner in the Transmission Facilities, provided that the purchase price of the Ownership Interest (and Capacity Share) of the other Owner shall be equal to the other Owner’s pro rata share (based on its Ownership Interest) of: (a) the salvage value of the Damaged Facilities, and (b) the depreciated cost of the Transmission Facilities which are not part of the Damaged Facilities.

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8.04          Cooperation.  If the Continuing Owner seeks to repair or rebuild the Transmission Facilities purchased from the other Owner pursuant to Section 8.03, then, at the Continuing Owner’s request and expense, the other Owner and the Operator (if the Continuing Owner is not the Operator) will, for a reasonable period of time, cooperate with and use Commercially Reasonable Efforts to assist the Continuing Owner in the repair or rebuilding of the Damaged Facilities.  This Section 8.04 shall survive the expiration or termination of this Agreement.

8.05          Condemnation.  If there occurs a loss of title to, or ownership of, or use and possession of, all or any portion of any of the Transmission Facilities, as the result of the exercise of the right of condemnation or eminent domain by or on behalf of any Governmental Authority, then the Operator will promptly give notice thereof to the Owners, which notice shall generally describe the nature and extent of such condemnation or eminent domain proceedings (including any negotiations in connection with such proceedings).  The Operator shall, in consultation with the Owners, use Commercially Reasonable Efforts to resist the loss of title to, or ownership of, or use and possession of, all or any portion of any of the Transmission Facilities through condemnation or eminent domain.  If, as a result of condemnation or eminent domain, the Owners shall lose title to, or ownership of, or use and possession of, all or any portion of any of the Transmission Facilities, the Owners shall determine, by mutual agreement, whether:

(a)                the Transmission Facilities are no longer useful for the transmission of electric power and should be retired and decommissioned, in which case the provisions of Article IX shall control;

(b)               the Transmission Facilities should be replaced or modified, in which case the Owners will, upon receipt of any awards paid in connection with such condemnation or eminent domain, apply such awards to the replacement or modification of the Transmission Facilities which will be carried out by the Operator.  The Operator will, consistent with the mutual agreement of the Owners, determine the manner in which to replace or modify the Transmission Facilities (including the equipment to be used), and will cause such replacement and modifications to be made so that the Transmission Facilities are replaced or modified in accordance with the mutual agreement of the Owners.  If the cost of replacement or modification of the Transmission Facilities exceeds the awards received by the Owners in connection with such condemnation or eminent domain, then the Owners shall pay their pro rata shares (based on their Ownership Interests) of the shortfall amount; or

(c)                if the Owners do not reach mutual agreement on one of the actions provided for in paragraphs (a) and (b) above, or on another course of action, within sixty (60) days after the date of the notice provided by the Operator to the Owners pursuant to the first sentence of this Section 8.05, then each Owner shall receive its pro rata share (based on its Ownership Interest) of all awards received by the Owners (or their Affiliates) in connection with any such condemnation or eminent domain (less the actual cost, fees and expenses incurred by the Operator in collection thereof).

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ARTICLE IX
RETIREMENT AND DECOMMISSIONING

9.01          Decision to Retire Transmission Facilities.  The Owners will determine in accordance with the terms of this Article IX when the Transmission Facilities are no longer useful for the transmission of electric power and should be retired and decommissioned.  If the Owners mutually agree to retire and decommission the Transmission Facilities, then, subject to Section 9.02 and Section 9.03, this Agreement shall terminate pursuant to Section 2.04(b).

9.02          Costs of Decommissioning.  Each of the Owners shall be responsible for paying its pro rata share (based on its Ownership Interest) of the aggregate amount of all costs incurred by or on behalf of the Operator to retire permanently the Transmission Facilities from service, including decommissioning, dismantling, demolishing and removal of equipment, facilities and structures, security, maintenance, disposing of debris, abandonment and all other costs incurred by or on behalf of the Operator to retire permanently the Transmission Facilities from service, net of any amounts recovered in connection with the sale of any retired equipment, facilities and structures.

9.03          Purchase of Ownership Interest.  Each Owner shall give written notice to the other Owner when it believes the Transmission Facilities should be retired and decommissioned (each, a “Decommissioning Notice”).  If the other Owner desires to continue the operation of the Transmission Facilities (the “Remaining Owner”), then the Remaining Owner shall have the option to purchase all of the Ownership Interest (and Capacity Share) of the other Owner in the Transmission Facilities.  In order to exercise its option to purchase all of the Ownership Interest (and Capacity Share) of the other Owner in the Transmission Facilities, the Remaining Owner must give written notice thereof to the other Owner within ninety (90) days of receipt of the other Owner’s Decommissioning Notice.  The Owners shall enter into such documentation as the Remaining Owner shall reasonably request to document the purchase and sale of the Ownership Interest (and Capacity Share) of the other Owner, provided that the purchase price of the Ownership Interest (and Capacity Share) of the other Owner shall be equal to the other Owner’s pro rata share (based on its Ownership Interest) of the depreciated cost of the applicable Transmission Facilities.

9.04          Cooperation.  If the Remaining Owner seeks to purchase and continue the operation of the Transmission Facilities, then, at the Remaining Owner’s request and expense, the other Owner and the Operator (if the Remaining Owner is not the Operator) will, for a reasonable period of time, cooperate with and use Commercially Reasonable Efforts to assist the Remaining Owner in the continued operation of the Transmission Facilities.  This Section 9.04 shall survive the expiration or termination of this Agreement.

ARTICLE X
INTERCONNECTION

10.01      Grant of Interconnection.  Subject to the terms and conditions in this Article X, the Idaho Power Transmission System and PacifiCorp Transmission System shall be interconnected at the Point of Interconnection.

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10.02      Interconnection Operating Procedures.  Prior to the energization of the Interconnection, the Owners shall develop written operating procedures, in accordance with WECC reliability requirements, governing operation of the Interconnection by the Operator.  The Owners may, by mutual written agreement, amend and supplement the operating procedures, in accordance with WECC reliability requirements, governing operation of the Interconnection by the Operator.

10.03      Interconnection Energization.  The Owners shall energize, or cause to be energized, the Interconnection upon successful completion of acceptance testing of the Interconnection by the Operator, including installation of the Metering Equipment specified in Section 10.04, and completion of the operating procedures specified in Section 10.02.  The Parties recognize the need for the approval of an expedited WECC ratings review for Path 14 (Idaho to Northwest ) and Path 75 (Midpoint-Summer Lake) both of which are affected by the Hemingway Substation Interconnection.  Idaho Power agrees to intertie the planned Hemingway Substation 230 kV transmission line to the Idaho Power 138 kV Treasure Valley system only after the WECC ratings process is complete  The non-simultaneous and simultaneous export ratings of the Midpoint-Summer Lake 500 kV line are presently 1500 MW and 1187 MW respectively.  Idaho Power acknowledges the desire to maintain the non-simultaneous export rating of the Midpoint-Summer Lake Line and will mitigate any adverse impacts that the Hemingway Substation causes to the non-simultaneous export rating of the Midpoint-Summer Lake Line which is identified in the WECC rating process in connection with the initial energization of the Hemingway Substation.  Such mitigation shall include changes to operating procedures if necessary to achieve this desired rating.  The simultaneous export rating of the Midpoint-Summer Lake Line is an allocation of the capability of multiple lines in Path 14, and Idaho Power will support PacifiCorp if a third party raises a challenge to the simultaneous rating of the Midpoint-Summer Lake Line.

10.04      Metering.  The Operator shall operate and maintain the Metering Equipment and meters (which are part of the Common Facilities) in accordance with Good Utility Practice and applicable WECC operating guides, protocols and metering guidelines.

(a)                The Operator shall test the Metering Equipment and meters (which are part of the Common Facilities) no less frequently than once every two (2) years.  The Owners shall be given reasonable advance notice of the Operator’s testing of the Metering Equipment and meters (which are part of the Common Facilities) and shall have the opportunity to observe such testing, and the Operator shall provide the Owners a copy of meter results (including any early results to the extent the Operator has access to the results) promptly upon the results being available to the Operator.  Each Owner may request additional tests of the Metering Equipment and meters (which are part of the Common Facilities) beyond those required by the first sentence of this Section 10.04(a), provided such additional tests shall be conducted by the Operator at the expense of the requesting Owner, unless such additional test reveals that the Metering Equipment and meters (which are part of the Common Facilities) are found to register outside the accepted accuracy range for watts and vars of full load equals +/- 0.2%, light load equals +/-0.2%, and power factor equals +/-0.3%, in which event the expense of the additional testing will borne by the Owners equally.

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(b)               If, as a result of any test, the Metering Equipment and meters (which are part of the Common Facilities) are found to be registering outside the applicable accuracy standard in effect at the time of the test, such Metering Equipment and meters (which are part of the Common Facilities) shall be restored to the accuracy standard or an accurate meter substituted by the Operator.

(c)                The Operator shall provide each Owner with a real time remote signal from the Metering Equipment and meters (which are part of the Common Facilities) pursuant to established inter-control area communications protocols.

(d)               The Owners acknowledge that (i) the current meter point of Path 14 (Idaho to Northwest) and (ii) Path 75 (Summer Lake) is expected to shift from the Midpoint Substation to the Hemingway Substation with no reduction to existing ratings for either path.  Once the meter point is shifted to the Hemingway Substation for both paths, the Owners will agree on appropriate compensation for the line losses transferred to the Idaho Power balancing area.

10.05      Service Conditions.

(a)                Operation and Maintenance; Avoidance of Burdens and Control of System Disturbances.  Each Owner shall operate and maintain its Transmission System in a manner consistent with Good Utility Practice and the provisions of this Section 10.05.  In addition, each Owner shall operate and maintain its respective Transmission System so as to minimize, in accordance with Good Utility Practice, the likelihood of a disturbance originated in either Transmission System, which might cause impairment to the service of the other Owner or of any transmission system interconnected with the Transmission System of the other Owner.  Either Owner may install and operate on its Transmission System such relays, disconnecting devices, and other equipment as it may deem appropriate for the protection of its Transmission System, provided that any such relays, disconnecting devices and other equipment on the Transmission Facilities shall be handled pursuant to Article VII.

(b)               Additional Services.  This Article X is applicable only to the physical interconnection of the Owners’ Transmission Systems at the Point of Interconnection and does not obligate either Owner to receive or provide any service.  Other services provided by one Owner to the other Owner shall be governed by such other agreements as the Owners may enter into from time to time.  Neither Owner shall be obligated to deliver reactive power for the benefit of the other Owner, and neither Owner shall be obligated to receive reactive power when to do so might introduce objectionable operating conditions on its Transmission System.

(c)                Interruption of Service.  The Owners shall use Commercially Reasonable Efforts, consistent with Good Utility Practice and any applicable Reliability Standards and Governmental Requirements, to provide a physical interconnection to be operated in continuous synchronization at the Point of Interconnection, provided that an Owner (“Interrupting Owner”) may temporarily interrupt or isolate the Interconnection under the following circumstances:  (i) by operation of automatic equipment installed for power system protection; (ii) after consultation with the other Owner, other than in an emergency situation where consultation is not practicable, when an Owner deems it necessary for installation, maintenance, inspection, repairs or replacements of equipment on its Transmission System; (iii) at any time that, in the sole

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judgment of the Interrupting Owner, such action is necessary to preserve the integrity of, or to prevent or limit any instability on, or to avoid or mitigate an Unauthorized Use on its Transmission System; (iv) where necessary to comply with documented directives from a Governmental Authority; (v) as a result of one or more events of Force Majeure; or (vi) where necessary to prevent (A) death or serious injury to any person, (B) material damage or harm to any property or (C) any material adverse effect to the security of, or damage to its Transmission System or the electric systems of others to which its Transmission System is directly connected, including the other Owner’s Transmission System.  An Interrupting Owner shall use Commercially Reasonable Efforts to provide the other Owner (1) with reasonable advance notice of any planned interruption of the Interconnection and (2) with notice of any other interruption of the Interconnection as soon as practicable after the interruption.  If synchronous operation is interrupted, the Owners shall cooperate so as to remove the cause of such interruption as soon as commercially practicable consistent with Good Utility Practice, applicable Reliability Standards and applicable Governmental Requirements.

(d)               Physical and Cyber Security.  The Operator shall cooperate with each Owner in complying with any physical and cyber security or other security requirement established by Governmental Requirement, including Reliability Standards, applicable to the Owner and the Transmission Facilities, written notice of which the Owner provides to the Operator.

10.06      Survival of Interconnection Provision.  The provisions of this Article X, together with Articles XI,  XII, XIV, XV, XVIII, XIX and XX (to the extent applicable to the surviving provisions of this Article X), shall continue in full force and effect notwithstanding the expiration or termination of this Agreement, provided that in the event of expiration or termination of this Agreement, the Parties shall amend this Agreement to reflect such changes to this Agreement as shall be necessary and mutually acceptable to the Parties to conform this Agreement to the surviving provisions of this Agreement in accordance with this Section 10.06.

ARTICLE XI
FORCE MAJEURE

11.01      Force Majeure Defined.  For purposes of this Agreement, “Force Majeure” means an event or circumstance beyond the reasonable control of and without the fault or negligence of the Owner or Operator claiming Force Majeure (“Affected Party”), which, despite the exercise of reasonable diligence, cannot be or be caused to be prevented, avoided or removed by such Affected Party including, to the extent satisfying the above requirements, acts of God; earthquake; abnormal weather condition; hurricane; flood; lightning; high winds; drought; peril of the sea; explosion; fire; war (declared or undeclared); military action; sabotage; riot; insurrection; civil unrest or disturbance; acts of terrorism; economic sanction or embargo; civil strike, work stoppage, slow-down, or lock-out that are of an industry or sector-wide nature and that are not directed solely or specifically at the Affected Party; the binding order of any Governmental Authority, provided that the Affected Party has in good faith reasonably contested such order; the failure to act on the part of any Governmental Authority, provided that such action has been timely requested and diligently pursued; unavailability of equipment, supplies or products, but only to the extent caused by Force Majeure; failure of equipment, provided that the equipment has been operated and maintained in accordance with Good Utility Practice; and

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transportation delays or accidents, but only to the extent otherwise caused by Force Majeure; provided, however, that neither insufficiency of funds, financial inability to perform nor changes in market conditions shall constitute Force Majeure.

11.02      Effect of Force Majeure.

(a)                If an Affected Party is rendered wholly or partly unable to perform its obligations under this Agreement or its performance is delayed because of Force Majeure, such Affected Party shall be excused from, and shall not be liable for, whatever performance it is unable to perform or delayed in performing due to the Force Majeure to the extent so affected, provided that:

(i)                 The Affected Party, as soon as reasonably practical after the commencement of the Force Majeure, gives the other Owner(s) and the Operator prompt written notice thereof, including a description of the particulars of the Force Majeure;

(ii)               The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; and

(iii)             The Affected Party uses Commercially Reasonable Efforts to overcome and remedy its inability to perform as soon as reasonably practical after the commencement of the Force Majeure.

(b)               Notwithstanding anything in this Article XI to the contrary, no payment obligation arising under this Agreement prior to the date of an event of Force Majeure shall be excused by such event of Force Majeure.

(c)                Whenever an Affected Party is required to commence or complete any action within a specified period and is prevented or delayed by Force Majeure from commencing or completing such action within the specified period, such period shall be extended by an amount equal to the duration of such event of Force Majeure occurring or continuing during such period.

ARTICLE XII
EVENTS OF DEFAULT

12.01      Event of Default.  Each of the following events shall constitute an event of default (“Event of Default”) by the defaulting Owner (a “Defaulting Owner”):

(a)                the failure to make, when due, any payment required pursuant to this Agreement, if such failure is not remedied within thirty (30) days after written notice thereof from the Non-Defaulting Owner;

(b)               any representation or warranty made by such Defaulting Owner herein is false or misleading in any material respect when made, unless (i) the fact, circumstance or condition that is the subject of such representation or warranty is made true within thirty (30) days after notice thereof from the Non-Defaulting Owner, provided that if the fact, circumstance or condition that is the subject of such representation or warranty reasonably cannot be corrected

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within such thirty (30) day period, then the Defaulting Owner shall have an additional period of time (not to exceed sixty (60) days) in which to correct the fact, circumstance or condition that is the subject of such representation or warranty, and (ii) such cure removes any adverse effect on the Non-Defaulting Owner of such fact, circumstance or condition being otherwise than as first represented, or such fact, circumstance or condition being otherwise than as first represented does not materially adversely affect the Non-Defaulting Owner;

(c)                a transfer, assignment or other disposition of its interest in this Agreement or its Ownership Interest (or Capacity Share) in the Transmission Facilities, in each case, in violation of Article XIX;

(d)               the failure to perform or breach of its covenants and obligations in Section 4.06;

(e)                the failure to be a Qualified Owner, if such failure is not remedied within thirty (30) days after written notice thereof from the Non-Defaulting Owner;

(f)                the failure to perform or breach of any material covenant or obligation set forth in this Agreement (other than provided for in Section 12.01(a), (b), (c), (d) or (e)), if such failure is not remedied within thirty (30) days after written notice thereof from the Non-Defaulting Owner, provided that if such failure or breach cannot reasonably be cured within thirty (30) days, then the Defaulting Owner shall have an additional period of time (not to exceed ninety (90) days) in which to cure such failure or breach so long as the Defaulting Owner commences good faith activities to cure the failure or breach during the initial 30-day cure period and continues to utilize its Commercially Reasonable Efforts to effect a cure; or

(g)               the Defaulting Party becomes Bankrupt.

12.02      Cure by Non-Defaulting Owner.  If a Defaulting Owner fails to cure an Event of Default, then the Non-Defaulting Owner may, in its sole discretion, attempt to cure the Event of Default, provided that the Defaulting Owner shall reimburse the Non-Defaulting Owner for all costs and expenses incurred by or on behalf of the Non-Defaulting Party pursuant to this Section 12.02.

12.03      Remedies.

(a)                If an Event of Default occurs and is continuing, then the Non-Defaulting Owner shall be entitled to exercise any of it remedies at law or in equity, including recovery from the Defaulting Owner of any damages suffered as a result of the Event of Default, subject to Section 14.08.  The Non-Defaulting Party shall use Commercially Reasonable Efforts to mitigate any damages suffered as a result of the Event of Default.

(b)               The Owners acknowledge that the obligations and covenants performed by each Owner hereunder are unique and that the Non-Defaulting Owner will be irreparably injured should such obligations and covenants not be consummated in accordance with the terms and conditions of this Agreement.  Consequently, the Non-Defaulting Owner will not have an adequate remedy at law if the other Owner shall fail to perform its obligations and covenants

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hereunder.  The Non-Defaulting Owner shall have the right, in addition to any other remedy available under this Agreement, to specific performance of the Defaulting Owner’s obligations and covenants hereunder, and the Owners agree not to take a position in any proceeding arising out of this Agreement to the effect that the Non-Defaulting Party has an adequate remedy at law.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

13.01      Representations and Warranties of PacifiCorp.  PacifiCorp represents and warrants to Idaho Power as of the Execution Date as follows:

(a)                It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)               It has all requisite corporate power necessary to own its assets and carry on its business as now being conducted or as proposed to be conducted under this Agreement.

(c)                It has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by it of this Agreement have been duly authorized by all necessary corporate action on its part.

(d)               The execution and delivery of this Agreement and the performance by it of this Agreement do not: (i) violate its organizational documents; (ii) violate any Governmental Requirements applicable to it; or (iii) result in a breach of or constitute a default of any material agreement to which it is a party.

(e)                This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by principles of equity regardless of whether such principles are considered in a proceeding at law or in equity.

(f)                Except as disclosed in Schedule 13.01(f), all material Governmental Authorizations required by Governmental Requirements to have been obtained by it prior to the date hereof in connection with the due execution and delivery of, and performance by it of its obligations under, this Agreement, have been duly obtained or made and are in full force and effect.

(g)               It is a Qualified Owner.

13.02      Representations and Warranties of Idaho Power.  Idaho Power represents and warrants to PacifiCorp as of the Execution Date as follows:

(a)                It is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

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(b)               It has all requisite corporate power necessary to own its assets and carry on its business as now being conducted or as proposed to be conducted under this Agreement.

(c)                It has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by it of this Agreement have been duly authorized by all necessary corporate action on its part.

(d)               The execution and delivery of this Agreement and the performance by it of this Agreement do not: (i) violate its organizational documents; (ii) violate any Governmental Requirements applicable to it; or (iii) result in a breach of or constitute a default of any material agreement to which it is a party.

(e)                This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by principles of equity regardless of whether such principles are considered in a proceeding at law or in equity.

(f)                Except as disclosed in Schedule 13.02(f), all material Governmental Authorizations required by Governmental Requirements to have been obtained by it prior to the date hereof in connection with the due execution and delivery of, and performance by it of its obligations under, this Agreement, have been duly obtained or made and are in full force and effect.

(g)               It is a Qualified Owner.

ARTICLE XIV
INDEMNIFICATION

14.01      Indemnities.

(a)                Subject to the provisions of Section 14.03 and Section 14.08, each Owner (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Owner (the “Indemnified Party”) and its Representatives, from and against any and all suits, actions, liabilities, legal proceedings, claims, demands, losses, costs and expenses of whatsoever kind or character, including reasonable attorneys’ fees and expenses (collectively, “Claims”) of third parties, for injury or death of persons or physical loss of or damage to property of Persons (other than the Indemnified Party and its Representatives) arising from the Indemnifying Party’s (including its Representatives’): (i) gross negligence or willful misconduct in connection with the performance of this Agreement; or (ii) failure to perform a material obligation under this Agreement.

(b)               In addition to and not in limitation of the indemnity provided in Section 14.01(a), but subject to the provisions of Section 14.03 and Section 14.08, each Owner, as Indemnifying Party, shall severally and not jointly, in accordance with its Ownership Interest, indemnify, defend and hold harmless the Operator, as Indemnified Party, and its Representatives

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from and against any and all third-party Claims for injury or death of persons or physical loss of or damage to property of Persons (other than the Indemnified Party and its Representatives), or fines or penalties levied or imposed by Governmental Authorities, in each case, arising under or in connection with this Agreement, including in connection with the performance by the Operator of its obligations under this Agreement, except for such Claims or fines arising from the Operator’s or its Representatives’: (i) gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) failure to perform a material obligation under this Agreement.

(c)                Subject to the provisions of Section 14.03 and Section 14.08, the Operator, as Indemnifying Party, shall indemnify, defend and hold harmless each Owner, as Indemnified Party, and its Representatives from and against any and all Claims for injury or death of persons or physical loss of or damage to property of Persons (including the Indemnified Party and its Representatives), or fines or penalties levied or imposed by Governmental Authorities or Losses incurred by the Indemnified Party and its Representatives, arising from the Operator’s and its Representatives’ (i) gross negligence or willful misconduct in connection with the performance of this Agreement or (ii) failure to perform a material obligation under this Agreement; provided, however, in no event shall the Operator be obligated to indemnify, defend or hold harmless an Owner and its Representatives from and against any such Claims or fines or Losses to the extent arising from such Owner’s or its Representatives’: (i) gross negligence or willful misconduct in connection with the performance of this Agreement; or (ii) failure to perform any material obligation under this Agreement.

14.02      Notice and Participation.

(a)                If an Indemnified Party intends to seek indemnification under this Article XIV with respect to any Claims, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Claims upon the receipt of actual knowledge or information by the Indemnified Party of any possible Claims or of the commencement of such Claims.  The Indemnifying Party shall have no liability under this Article XIV for any Claim for which such notice is not provided, but only to the extent that the failure to give such notice materially impairs the ability of the Indemnifying Party to respond to or to defend the Claim.

(b)               The Indemnifying Party shall have the right to assume the defense of any Claim, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such proceeding include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are in conflict with those available to the Indemnifying Party and that such conflict materially prejudices the ability of the counsel selected by the Indemnifying Party to represent both Parties, the Indemnified Party shall have the right to select separate counsel reasonably satisfactory to the Indemnifying Party, at the Indemnifying Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such Claim on behalf of such Indemnified Party, and the Indemnifying Party shall be responsible for the reasonable fees and expenses of such separate counsel.

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(c)                Should any Indemnified Party be entitled to indemnification under this Article XIV as a result of a Claim by a third party, and should the Indemnifying Party fail to assume the defense of such Claim within a reasonable period of time after the Indemnified Party has provided the Indemnifying Party written notice of such Claim, the Indemnified Party may, at the expense of the Indemnifying Party, contest or, with or without the prior consent of the Indemnifying Party, settle such Claim.

(d)               Except to the extent expressly provided herein, no Indemnified Party shall settle any Claim with respect to which it has sought or is entitled to seek indemnification pursuant to this Article XIV unless (i) it has obtained the prior written consent of the Indemnifying Party, or (ii) the Indemnifying Party has failed to assume the defense of such Claim within a reasonable period of time after the Indemnified Party has provided the Indemnifying Party written notice of such Claim.

(e)                Except to the extent expressly provided otherwise herein, no Indemnifying Party shall settle any Claim with respect to which it may be liable to provide indemnification pursuant to this Section without the prior written consent of the Indemnified Party; provided, however, that if the Indemnifying Party has reached a bona fide settlement agreement with the plaintiff(s) in any such proceeding, which settlement includes a full release of the Indemnified Party for any and all liability with respect to such Claim, and the Indemnified Party does not consent to such settlement agreement, then the dollar amount specified in the settlement agreement, plus the Indemnified Party’s reasonable legal fees and other costs related to the defense of the Claim paid or incurred prior to the date of such settlement agreement, shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party with respect to the Claim, or portion thereof, that is the subject of such settlement agreement.

14.03      Net Amount.  Subject to the limitation in Section 14.02(e), if applicable, in the event that an Indemnifying Party is obligated to indemnify and hold any Indemnified Party harmless under this Article XIV, the amount owing to the Indemnified Party shall be the amount of such Indemnified Party’s actual Claims, net of any insurance or other recovery actually received by the Indemnified Party.

14.04      No Release of Insurers.  The provisions of this Article XIV shall not be deemed or construed to release any insurer from its obligation to pay any insurance proceeds in accordance with the terms and conditions of valid and collectible insurance policies.

14.05      Mitigation.  Each Indemnified Party entitled to indemnification hereunder shall take use Commercially Reasonable Efforts to mitigate all Claims after becoming aware of any event which could reasonably be expected to give rise to any Claims that are indemnifiable or recoverable hereunder or in connection herewith.

14.06      Assertion of Claims.  No Claim of any kind shall be asserted against any Owner or the Operator, whether arising out of contract, tort (including negligence), strict liability, or any other cause of or form of action, unless it is filed in a court of competent jurisdiction, or a demand for arbitration is made, within the applicable statute of limitations period for such Claim.

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14.07      Survival of Obligation.  The duty to indemnify under this Article XIV shall continue in full force and effect notwithstanding the expiration or termination of this Agreement, with respect to any Claim arising out of an event or condition which occurred or existed prior to such expiration or termination.

14.08      Limitation on Liability.

(a)                Notwithstanding any provision in this Agreement to the contrary, neither Owner nor the Operator shall be liable under this Agreement in any action at law or in equity, whether based on contract, tort or strict liability or otherwise, for any special, incidental, indirect, exemplary, punitive or consequential damages or losses, including any loss of revenue, income, profits or investment opportunities, loss of the use of equipment, or the cost of temporary equipment or services, provided that any fines or penalties levied or imposed by Governmental Authorities shall not be excluded under this Section 14.08(a) as special, incidental, indirect, exemplary, punitive or consequential damages or losses.

(b)               Notwithstanding any provision in this Agreement to the contrary, neither Owner nor the Operator shall be liable under this Agreement if and to the extent that the Agreement Limiting Liability Among Western Interconnected Systems executed by Idaho Power on August 5, 1985 and by PacifiCorp on August 22, 1973 (the “WIS Agreement”) is then in effect between the Parties and expressly limits or precludes such liability.  Nothing in this Agreement shall amend or otherwise affect in any way the terms and conditions of or liability of the Parties under the WIS Agreement.

ARTICLE XV
PROPRIETARY INFORMATION

15.01      Disclosure of Proprietary Information Prohibited.  Any Proprietary Information of a Party (whether in its capacity as Owner or Operator) (the “Transferor”) which is disclosed to or otherwise received or obtained by the other Party (whether in its capacity as Owner or Operator) (the “Transferee”) incident to this Agreement shall be held in confidence and the Transferee shall not (subject to Sections 15.02, 15.03 and 15.05) publish or otherwise disclose any Proprietary Information of the Transferor to any Person for any reason or purpose whatsoever, or use any Proprietary Information for any purpose other than performance under this Agreement, without the prior written approval of the Transferor, which approval may be granted or withheld by the Transferor in its sole discretion.  Without limiting the generality of the foregoing, each Transferee shall observe at a minimum the same safeguards and precautions with regard to the Transferor’s Proprietary Information which the Transferee observes with respect to its own information of the same or similar kind.

15.02      Disclosure by Representatives.  Each Transferee agrees that it will make available Proprietary Information received from a Transferor to its own representatives only on a need-to-know basis, and that all Persons to whom such Proprietary Information is made available will be made aware of the confidential nature of such Proprietary Information, and will be required to agree to hold such Proprietary Information in confidence in accordance with the terms hereof.

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15.03      Permitted Disclosures.  Notwithstanding anything to the contrary contained in this Article XV:

(a)                A Transferee may provide any Proprietary Information to any Governmental Authority having jurisdiction over or asserting a right to obtain such information, provided that (i) such Governmental Authority orders that such Proprietary Information be provided, and (ii) unless prohibited from so doing by applicable Governmental Requirements, the Transferee promptly advises the Transferor of any request for such information by such Governmental Authority and cooperates in giving the Transferor an opportunity to present objections, requests for limitation, and/or requests for confidentiality or other restrictions on disclosure or access, to such Governmental Authority.

(b)               A Transferee may, to the extent required, disclose Proprietary Information to any Governmental Authority in connection with the application for any Governmental Authorization; provided that unless prohibited from so doing by applicable Governmental Requirements, the Transferee shall provide the Transferor prior written advance notice of such disclosure and the Proprietary Information that is to be disclosed.

(c)                A Transferee may disclose such Proprietary Information regarding the existence and terms of this Agreement as such Transferee deems necessary to enable it to comply with the Securities Exchange Act of 1934, or the rules, regulations and forms of the Securities and Exchange Commission, issued thereunder or the applicable rules of any stock exchange, or as otherwise required by applicable Governmental Requirements.

15.04      Injunctive Relief.  In the event of a breach or threatened breach of the provisions of this Article XV by any Transferee, the Transferor shall be entitled to an injunction restraining the Transferee from such breach or threatened breach.  Nothing contained herein shall be construed as prohibiting the Transferor from pursuing any other remedies available at law or equity for such breach or threatened breach of this Agreement.

15.05      Publicity.  Any public relations matters, including public announcements and press releases or similar publicity, arising out of or in connection with the terms of this Agreement or the transactions contemplated herein, shall be coordinated and agreed to between the Owners prior to said announcement or release.

15.06      Proprietary Information Defined.  For purposes of this Agreement, “Proprietary Information” means all information, written or oral, which has been or is disclosed by the Transferor, or by any Representative of the Transferor, or which otherwise becomes known to the Transferee, or to any Representative of such Transferee, or any other party in a confidential relationship with, the Transferee, and which (a) relates to matters such as patents, trade secrets, research and development activities, draft or final contracts or other business arrangements, books and records, budgets, cost estimates, pro forma calculations, engineering work product, environmental compliance, vendor lists, suppliers, manufacturing processes, energy consumption, pricing information, private processes, and other similar information, as they may exist from time to time, (b) relates to the existence or the terms, including pricing and other commercial terms, of this Agreement, or (c) the Transferor expressly designates in writing to be

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confidential, provided that “Proprietary Information” shall exclude information falling into any of the following categories:

(i)                 Information that, at the time of disclosure hereunder, is in the public domain, other than information that entered the public domain by breach of this Agreement by Transferee;

(ii)               Information that, after disclosure hereunder, enters the public domain, other than information that enters the public domain by breach of this Agreement by Transferee;

(iii)             Information, other than that obtained from third-parties, that prior to disclosure hereunder, was already in Transferee’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

(iv)             Information obtained by Transferee from a third-party having an independent right to disclose the information; or

(v)               Information that is available through independent research without use of or access to the Proprietary Information.

15.07      Survival.  The provisions of this Article XV shall continue in full force and effect during the Term and for a period of two (2) years thereafter, notwithstanding the expiration or termination of this Agreement, with respect to any Proprietary Information obtained by any Transferee prior to such expiration or termination.

ARTICLE XVI
RELIABILITY

16.01      Reliability.  The Operator shall be responsible for compliance with all Reliability Standards applicable to the Owners and the Operator with respect to the Transmission Facilities.

ARTICLE XVII
TAXES

17.01      No Partnership.  Nothing in this Agreement shall be deemed to create or constitute a partnership, joint venture or association among the Owners or any of them, the sole purpose of this Agreement being limited to (a) the allocation of the Ownership Interests (and Capacity Share) in the Transmission Facilities and (b) provision for (i) the orderly and efficient construction, repair, modification, rehabilitation, operation and maintenance of the Owners’ respective separate undivided Ownership Interests in the Transmission Facilities, and (ii) the interconnection of the Owners’ respective Transmission Systems.  Each Owner agrees and covenants that it shall not take or omit to take any action or reporting position with any Governmental Authority contrary to this Section 17.01.

17.02      761 Election.  The Owners intend that, as tenants in common and owners of undivided Ownership Interests, for United States income tax purposes the Owners shall elect in accordance with the provisions of section 761 of the Internal Revenue Code of 1986, as amended

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(“Code”), and the applicable income tax regulations thereunder (“Regulations”), to be excluded from all of the provisions of Subchapter K of the Code upon the first occasion in which such election may be filed under these Regulations and that, if such election is not filed, this Agreement shall constitute an election under Regulations section 1.761-2(b)(2)(ii) to be excluded from all of the provisions of Subchapter K of the Code and the applicable Regulations, beginning with the first year of the creation of the tenancy in common as contemplated by this Agreement and that no Owner shall object to any such election.

17.03      Responsibility for Taxes.  It is the intent of the Owners that so far as possible, each Owner shall separately report, promptly and timely file returns with respect to, be responsible for and pay all property, income, franchise, business, or other taxes or fees (“Taxes”), arising out of its Ownership Interests and the matters contemplated by this Agreement, that such Taxes shall be separately levied and assessed against each Owner severally and that each Owner shall be solely responsible for and shall pay all such Taxes so levied and assessed against it without any responsibility of the other Owner with respect thereto and without the amounts thereof being paid and apportioned between the Owners under this Agreement.  To the extent that Taxes (such as property, payroll, sales and use Taxes) may be levied or assessed against the Transmission Facilities, their operation or the Owners in such a manner as to make impossible the carrying out of the foregoing provisions of this Section 17.03, the Operator shall report, file returns with respect to and pay such Taxes and each other Owner shall immediately reimburse the Operator for each such Owner’s Ownership Interest percentage of such Taxes.  The Operator shall not have any obligation to contest or to seek refund of such Taxes; provided, however, that the Operator may, by its personnel or counsel of its selection, pursue such administrative or court proceedings as the Operator may determine.  Each Owner shall on request pay to the Operator such Owner’s Ownership Interest percentage of the costs of such proceedings and shall share in any savings resulting from such proceedings in the same proportion.  Each Owner agrees to cooperate with the other Owner with respect to reasonable requests for information or other matters with respect to Taxes.

17.04      Indemnification.  Each Owner (the “Tax Indemnifying Party”) shall indemnify and hold harmless the other Owner (the “Tax Indemnitee Party”), on an after-tax basis, from and against any Taxes (including any interest or penalties) imposed on such Tax Indemnitee Party or the Transmission Facilities or any part thereof, to the extent such Taxes are the responsibility of the Tax Indemnifying Party pursuant to this Article XVII.

17.05      Determination of Depreciation and Other Matters.  Each Owner shall determine the basis and method it will use for purposes of depreciation and other matters where investment of the Transmission Facilities is relevant.

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ARTICLE XVIII
DISPUTES

18.01      Exclusive Procedure.  Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, interpretation, termination, performance or validity of this Agreement (each, a “Dispute”) shall be resolved pursuant to the procedures of this Article XVIII.

18.02      Dispute Notices.  If a Dispute arises between the Owners or between the Operator and one or both of the Owners, then any Party to such Dispute (each, a “Disputing Party”) may provide written notice thereof to the other Disputing Party or Disputing Parties, including a detailed description of the subject matter of the Dispute (the “Dispute Notice”).  Any Disputing Party may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case the Disputing Parties nonetheless will continue to pursue resolution of the Dispute pursuant to this Article XVIII.

18.03      Informal Dispute Resolution.

(a)                The Disputing Parties shall make a good faith effort to resolve the Dispute by prompt negotiations between and/or among each Disputing Party’s representative so designated in writing to the other Disputing Party or Disputing Parties (each a “Manager”).  If the Managers are not able to resolve the Dispute within thirty (30) days after the date of the Dispute Notice, they shall refer the matter to the designated senior officers of their respective companies (the “Executive(s)”), who shall have authority to settle the Dispute.  If the Executives are not able to resolve the Dispute within sixty (60) days after the date of the Dispute Notice, then the Dispute shall be resolved pursuant to Section 18.04.

(b)               All communications and writings exchanged between and/or among the Disputing Parties in connection with these negotiations shall be confidential and shall not be used or referred to in any subsequent binding adjudicatory process between and/or among the Disputing Parties, either with respect to the current Dispute or any future Dispute between and/or among the Owners and/or the Operator.

18.04      Submission of Dispute to FERC or Approved Courts.  If a Dispute cannot be settled amicably between the Disputing Parties pursuant to Section 18.03, then any Disputing Party may, in its sole discretion, within one (1) year after the conclusion of the time period for informal dispute resolution specified in Section 18.03, submit such Dispute (a) to FERC or (b) to the jurisdiction of the state courts situated in Idaho or the United States District Court for the District of Idaho (the “Approved Courts”).  Each of PacifiCorp and Idaho Power, in its capacity as an Owner and as the Operator, consents to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the Approved Courts and appellate courts from any appeal thereof, and irrevocably waives any objection which it may now or hereafter have to the jurisdiction of the Approved Courts.  Each of PacifiCorp and Idaho Power, in its capacity as an Owner and as the Operator, further irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, proceeding or other action brought pursuant to this Article XVIII in any of the Approved Courts, and irrevocably waives, to the fullest extent permitted by law, and agrees not to plead or

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claim in any such Approved Court that any suit, proceeding or other action brought therein has been brought in an inconvenient forum.

18.05      Continued Performance.  During the pendency of any Dispute, each Owner and the Operator shall continue to perform all of its respective obligations under this Agreement.

ARTICLE XIX
ASSIGNMENT

19.01      Prohibited Transfers and Assignments.  Neither Idaho Power nor PacifiCorp shall have the right to transfer, assign or otherwise dispose of, in whole or in part, its interest in this Agreement, including its rights, duties and obligations hereunder, nor to transfer, assign or otherwise dispose of, in whole or in part, its Ownership Interest (or Capacity Share) in the Transmission Facilities, except as permitted under this Article XIX.

19.02      Permitted Assignments and Transfers.  The restrictions set forth in Section 19.01 shall not restrict:

(a)                dispositions and sales by the Operator incident to renewals or replacements of the Transmission Facilities;

(b)               the right of an Owner to subject any of its Ownership Interest (and Capacity Share) to the lien of any mortgage upon all or a portion of its own physical electric utility property or to otherwise collaterally assign its rights and obligations in this Agreement to a lender or other person providing financing to the Owner;

(c)                the right of an Owner to transfer voluntarily all of its Ownership Interest (and Capacity Share) and all of its rights and obligations in this Agreement (including as part of such transfer, in the case of Idaho Power, all of its rights and obligations in this Agreement as the Operator) in connection with any sale, merger or other transfer of substantially all of such Owner’s electric transmission facilities as an operating entity; provided, however, that the effectiveness of such assignment shall be conditioned upon the assignee (i) agreeing in writing, in form and substance reasonably satisfactory to the other Owner, to assume all of the rights and obligations of the assigning Owner as of the assignment date and (ii) qualifying as a Qualified Owner on the assignment date;

(d)               the right of an Owner to transfer voluntarily all of its Ownership Interest (and Capacity Share) and all of its rights and obligations in this Agreement (including as part of transfer, in the case of Idaho Power, all of its rights and obligations in this Agreement as the Operator) to an Affiliate of the Owner which owns all or substantially all of the transmission facilities of such Owner; provided, however, that the effectiveness of such assignment shall be conditioned upon the assignee (i) agreeing in writing, in form and substance reasonably satisfactory to the other Owner, to assume all of the rights and obligations of the assigning Owner as of the assignment date and (ii) qualifying as a Qualified Owner on the assignment date;

(e)                the right of any Owner to transfer voluntarily all of its Ownership Interest (and Capacity Share) and all of its rights and obligations in this Agreement (including as part of

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such transfer, in the case of Idaho Power, all of its rights and obligations in this Agreement as the Operator) to a third party; provided that:  (i) the other Owner, in its sole discretion, approves such transfer and approves the third-party purchaser as having demonstrated that it is financially and technically capable of performing the transferring Owner’s (and, in the case where Idaho Power is the transferring Owner, Operator’s) obligations under this Agreement, and (ii) the other Owner is offered the right of first refusal to purchase such Ownership Interest (and Capacity Share) and all of the transferring Owner’s rights and obligations in this Agreement (including as part of such transfer, in the case where Idaho Power is the transferring Owner, all of its rights and obligations in this Agreement as the Operator), on terms no less favorable than those offered to such proposed third-party purchaser; provided, however, that the effectiveness of such assignment shall be conditioned upon the third-party purchaser (A) agreeing in writing, in form and substance reasonably satisfactory to the other Owner, to assume all of the rights and obligations of the assigning Owner (including as part of such transfer, in the case of Idaho Power, all of its rights and obligations in this Agreement as the Operator) as of the assignment date and (B) qualifying as a Qualified Owner on the assignment date; and

(f)                the right of an Owner to schedule and provide transmission service (in the amount of its Capacity Share) over the Transmission Facilities under the Owner’s OATT and to schedule and transmit an amount of energy commensurate with the Owner’s Capacity Share over the Transmission Facilities on its own behalf or on behalf of the Owner’s transmission customers; provided, however, that at no time shall an Owner be entitled to post, sell, schedule or transmit transmission service or an amount of energy over the Transmission Facilities greater than its Capacity Share, unless otherwise mutually agreed to in writing in advance by the other Owner.

ARTICLE XX
MISCELLANEOUS

20.01      Notices.

(a)                Any notice, demand, request or other communication required or permitted to be given pursuant to this Agreement shall be in writing and signed by the Owner or Operator giving such notice, demand, request or other communication and shall be hand delivered or sent by certified mail, return receipt requested, or overnight courier to the other Owner and/or Operator at the address set forth below:

If to Idaho Power:	Idaho Power Company
1221 West Idaho Street
Boise, ID 83702
Attn: Manager, Grid Operations
Telephone: 208-388-5669

With a copy to:	Idaho Power Company
1221 West Idaho Street
Boise, ID 83702
Attn: Legal Department
Telephone: 208-388-2300

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If to PacifiCorp:	PacifiCorp
825 NE Multnomah Street, Suite 1600
Portland, OR 97232
Attn: Director, Transmission Service
Telephone: 503-813-6712

With a copy to:	PacifiCorp
825 NE Multnomah Street, Suite 1600
Portland, OR 97232
Attn: Legal Department
Telephone: 503-813-5854

If to Operator:	Idaho Power Company
1221 West Idaho Street
Boise, ID 83702
Attn: Manager, Grid Operations
Telephone: 208-388-5669

With a copy to:	Idaho Power Company
1221 West Idaho Street
Boise, ID 83702
Attn: Legal Department
Telephone: 208-388-2300

(b)               Each Owner and the Operator shall have the right to change the place to which any notice, demand, request or other communication shall be sent or delivered by similar notice sent in like manner to the other Owner(s) and the Operator.  The effective date of any notice, demand, request or other communication issued pursuant to this Agreement shall be when:  (i) delivered to the address of the Owner or Operator personally, by messenger, by a nationally or internationally recognized overnight delivery service or otherwise; or (ii) received or rejected by the Owner or Operator, if sent by certified mail, return receipt requested, in each case, addressed to the Owner or Operator at its address and marked to the attention of the person designated above (or to such other address or person as an Owner or Operator may designate by notice to the Owners and/or Operator effective as of the date of receipt by such Owners and/or Operator).

20.02      Entire Agreement.  This Agreement and the Exhibits attached hereto, and the other documents between the Owners referenced herein constitute the entire agreement between the Owners and the Operator and supersede all prior agreements and understandings, whether oral and written, between the Owners and the Operator with respect to the subject matter hereof.  There are no oral understandings, terms or conditions and neither Owner nor the Operator has

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relied upon any representation or warranty, expressed or implied, not contained in this Agreement.

20.03      Parties Bound.  This Agreement shall be binding upon each of the Owners and the Operator and their respective successors and permitted assigns.

20.04      Amendments.

(a)                Except as otherwise provided in Section 20.04(c), this Agreement may not be amended, supplemented or otherwise modified, other than pursuant to an instrument in writing executed by the Owners.

(b)               Absent agreement of both Parties to the proposed change and except as otherwise provided in Section 20.04(c), the standard of review for changes to this Agreement proposed by a Party, or FERC acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956); provided that the standard of review for any modification to this Agreement requested by non-contracting third parties shall be the most stringent standard permissible under then-applicable law.

(c)                Nothing contained in this Agreement shall be construed as affecting in any way the right of either Party to unilaterally make application to FERC under Section 205 or Section 206 of the Federal Power Act for a change in the charges set forth in Exhibit F.  It is the intent of the Parties that the standard of review that FERC will apply to any such unilateral application shall be the just and reasonable standard of review rather than the “public interest” standard of review.

20.05      Waivers.  No waiver by any Owner or the Operator of any one or more defaults by any other Owner or the Operator in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.  Any delay, less than any applicable statutory period of limitations, in asserting or enforcing any rights under this Agreement shall not be deemed a waiver of such rights.  Failure of any Owner or the Operator to enforce any provisions hereof shall not be construed to waive such provision, or to affect the validity of this Agreement or any part thereof, or the right of any Owner thereafter to enforce each and every provision thereof.

20.06      Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without giving effect to conflicts of laws principles.

20.07      Headings.  Article and Section headings used in this Agreement (including headings used in any Exhibits attached hereto) are for convenience of reference only and shall not affect the construction of this Agreement.

20.08      Relationship of Parties.  The covenants, obligations, and liabilities of the Owners are intended to be several and not joint or collective, and nothing herein contained shall ever be construed to create an association, joint venture, trust or partnership, or to impose a trust or

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partnership covenant, obligation or liability on or with regard to any of the Owners.  Each Owner shall be individually responsible for its own covenant, obligations and liability as herein provided.  No Owner shall be under the control of, or shall be deemed to control, the other Owner.  Neither Owner shall have a right nor power to bind the other Owner without its express written consent.

20.09      Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Owners and the Operator.  The Owners and the Operator further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

20.10      No Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to nor shall be construed to confer upon or give to any Person (other than the Owners and the Operator) any rights or remedies under or by reason of this Agreement or any transaction contemplated herein.

20.11      Further Assurances.  Each Owner and the Operator agrees to execute and deliver from time to time such additional documents, and take such additional actions, as may be reasonably required by the other Owner or the Operator to give effect to the purposes and intent hereof.

20.12      Conflict of Interest.  Nothing in this Agreement shall prohibit any Owner or the Operator from engaging in or possessing any interest in other projects or business ventures of any nature and description, independently or with others.

20.13      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be original, and all of which together shall constitute one agreement.  Electronic transmission of any signed original document, and retransmission of any signed electronic transmission, shall be the same as delivery of an original.  At the request of either Owner or the Operator, the other Owner or the Operator, as applicable, will confirm electronically transmitted signatures by signing an original document.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Owners has caused its duly authorized representative to execute this Hemingway Joint Ownership and Operating Agreement as of the date first above written.

IDAHO POWER:	IDAHO POWER COMPANY,
AS OWNER AND OPERATOR

By: /s/ Dan B. Minor
Name: Dan B. Minor
Title: EVP, Operations

PACIFICORP:	PACIFICORP,
AS OWNER

By: /s/ Patrick Reiten
Name: Patrick Reiten
Title: President

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EXHIBIT A

Description of Transmission Facilities and Common Facilities

Section I.  Description of Transmission Facilities.1

The Transmission Facilities includes all above ground 500kV structures, bus, and equipment and associated foundations starting at the 230kV side of the transformer high-side air break, 501H, to the extents of the station yard where the MPSN (Midpoint Substation) 1 and SMLK (Summer Lake) line terminals depart to the tap line segments.  The major equipment included in the Transmission Facilities consists of six 500kV breakers and one spare 500kV breaker (stored on location), seventeen 500kV airbreaks, one SMLK line reactor bank (three 1-phase units), and one shunt capacitor bank and associated barrier fence attached to bus #2.  Also included in the Transmission Facilities are 13 control, protection and line carrier panels, 3 intertie cabinets and their associated control cables from the panels to the yard equipment.  The Transmission Facilities also includes all components associated with both tap segments for the MPSN 1 and SMLK line terminals extending and connecting to the existing Midpoint–Summer Lake Line.

STATION

QTY	Equipment Description	Item
1	Power Circuit Breaker, 550kV 4000Amp	205
1	Power Circuit Breaker, 550kV 4000Amp	205
1	Power Circuit Breaker, 550kV 4000Amp	205
1	Power Circuit Breaker, 550kV 4000Amp	205
1	Power Circuit Breaker, 550kV 2000Amp	206
1	Power Circuit Breaker, 550kV 2000Amp	204
1	Power Circuit Breaker, 550kV 2000Amp	204
10	Local Equipment Annunciator Units for Reactors and Breakers
1	Shunt Reactor, 317.5/550kV, 44.33 MVA	201-1
1	Shunt Reactor, 317.5/550kV, 44.33 MVA	201-1
1	Shunt Reactor, 317.5/550kV, 44.33 MVA	201-1

1For asset accounting purposes, PacifiCorp may request unit of property breakdown information with greater detail than shown in this Exhibit A at the conclusion of construction.  Idaho Power will make reasonable and timely accommodation to such a request, not to exceed the level of detail produced for its own internal asset accounting purposes.

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1	Shunt Capacitor, 550kV 220MVAR Expandable to 330MVAR	203
13	Switch, Motor Operated Airbreak, 500kV 4000A	208
3	Switch, Motor Operated Airbreak, 500kV 2000A	209-1
1	Switch, Motor Operated Airbreak w/ GND Switch, 500kV 2000A	209-2
12	Capacitor Voltage Transformer, 500kV	211
6	Capacitor Voltage Transformer, 500kV w/ Carrier Accessories	212
6	Line Trap, 500kV 3000A	214-1
6	Line Tuner, Single Phase Units	214-2
12	Surge Arrestor, 318kV MCOV	215
6	Surge Arrestor, 144kV MCOV	238
138	Insulator, Station Post, 500kV 1800BIL	217
48	Insulator, Station Post, 500kV 1800BIL	218
153	Insulator, Suspension, Polymer 500kV Class	220

QTY	Structure Description	Item
2	Steel Structure, 500kV Line-Deadend A-Frame Structure	100-1
4	Steel Structure, 500kV Line-Deadend A-Frame Structure	100-2
51	Steel Structure, 500kV 3-ph Airbreak Support	106-1
12	Steel Structure, 500kV CCVT Structure	107-1
6	Steel Structure, 500kV Line Trap Structure	107-2
9	Steel Structure, 500kV Surge Arrestor Structure	108
10	Steel Structure, 500kV Strain Bus A-Frame Structure	101
2	Steel Structure, 500kV Transfer Bus Structure, Reactor	103
2	Steel Structure, 500kV Transfer Bus Structure, Spare for Reactor	103
6	Steel Structure, 500kV 3-ph Bus Support, Future Airbreak Support	106-2
117	Steel Structure, Lally, 500kV 1-ph Low	110

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	Bus Support
3	Steel Structure, Lally, 500kV 1-ph Low Bus Support	110
16	Steel Structure, Lally, 500kV 1-ph Low Bus Support	111

QTY	Conductor Description	Item
3,500 ft	Conductor, 6” Aluminum Pipe, Schedule 80, 6063-T6	300
3,500 ft	Conductor, 1590 ACSR (Dampening for 6” Bus)	303
20,000 ft	Conductor, Strain Bus, 1780 ACSS “CHUKAR” 1.601 Diameter	304
6,750 ft	Conductor, 3/8” EHS Shield Wire	306
75,615 ft	Control Cable

QTY	Panel Description	P Number
1	Panel E9: SMLK 11-1 (Pri. #1 Relay)	5933
1	Panel E10: SMLK 11-2 (Pri. #2 Relay & 535A/536A Control)	5934
1	Panel E11: SMLK 11-3 (Pri. #3 Relay)	5935
1	Panel E12: SMLK L511 Protection & 511Z Control	5936
1	Panel E13: SMLK 511Z BF & Lockout	5937
1	Panel F14: RAS A & B (MPSN-HMWY-SMLK Remedial Action)	5947
1	Panel G13: MPSN#1 Power Line Carriers (RFL-9780-1, RFL-9780-2)	5953
1	Panel G14: SMLK Power Line Carriers (RFL-9780-1, RFL-9780-2)	5954
1	Panel H9: MPSN#1 11-1 (Pri. #1 Relay)	5955
1	Panel H10: MPSN#1 11-2 (Pri. #2 Relay & 538A/539A Control)	5956
1	Panel H11: MPSN#1 11-3 (Pri. #3 Relay)	5957
1	Panel L13: C513 11-1 (Pri. #1 Relay & 513W Control)	5966
1	Panel L14: C513 11-2 (Pri. #2 Relay)	5967
13	Panel Rack and Frames
1	Intertie Cabinet EF2: SUMMER LAKE 500kV LINE (535A/536A/511Z/L511/CCVT’s)	5985

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1	Intertie Cabinet GH@: MPSN #1 500kV LINE (538A/539A/CCVT’s)	5987
1	Intertie Cabinet KL2: MPSN #2 500kV LINE(FUTURE) / C513	5991

QTY	Foundation Description
156	Other structures (for Items 101, 103, 106-2, 100, 111)
6	Deadend Structures (for Items 100-1 and 100-2)
78	Equipment Structures
3	Reactor oil containment
370 ft	Fence, Capacitor Bank Barrier
6	Key Interlock for Capacitor Bank Barrier Fence

TAP

QTY	Line Material Description
8	Dead-end, Single Pole Tubular Steel w/ Foundation
2	Tangent, Single Pole Tubular Steel w/ Foundation
2406	Insulator, 10” 52-5 b&s 30k
6	Insulator, Horizontal Post 500kV
40,500 ft	Conductor, 1272 ACSR 45/7 Bitten
8,500 ft	Overhead Ground Wire, 3/8 EHS Steel

Section II. Description of Common Facilities.
Description
Land
Site Prep and Improvements
Fencing
Grounding
Cable Trench
Control Building
DC Batteries and Chargers
Local Service
Cabling and Controls not directly associated with Transmission Facilities above or 230 kV equipment

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EXHIBIT B

[Intentionally omitted.]

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EXHIBIT C

Ownership Interests

Owner	Ownership Interest

Idaho Power	41.0%
PacifiCorp	59.0%

Each Owner’s percentage Ownership Interest in the Transmission Facilities shall be determined based on the average of the percentage of Transmission Line Capacity of each 500 kV transmission line or transformer that has a connection to the Transmission Facilities at the Hemingway Substation that such Owner owns or controls.  For purposes of this Exhibit C, “Transmission Line Capacity” means, in respect of each 500 kV transmission line or transformer that has a connection to the Transmission Facilities at the Hemingway Substation, the total amount of rated transmission capacity of such transmission line or transformer, provided that the Owners agree that (i) neither the Transmission Line Capacity nor either Owner’s Ownership Interest shall change as a result of a temporary or permanent change in the rated transmission capacity of any such transmission lines or transformers that are connected to the Transmission Facilities at the Hemingway Substation and that were installed during 2010 and (ii) the Transmission Line Capacity and the Owners’ Ownership Interests shall only change, if at all, when an additional 500 kV transmission line or transformer is interconnected to the Hemingway Substation after 2010.

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EXHIBIT D

[Intentionally omitted.]

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EXHIBIT E

Construction Budget

$375,920.00

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EXHIBIT F

Monthly Transmission Facilities O& M Charge and
Monthly Common Facilities Charge

1.                  The Monthly Transmission Facilities O&M Charge each month during the Term shall be equal to the product of (1) the Installed Cost of the Transmission Facilities, (2) PacifiCorp’s Ownership Interest, and (3) the O&M Expense Factor.

For purposes of this Exhibit F:

(i)         “Installed Cost of the Transmission Facilities” means the original and actual aggregate Cost of the Transmission Facilities incurred by or on behalf of Idaho Power as of the date construction of the Transmission Facilities is completed pursuant to Article III, trued-up to final Cost after all work orders for the construction of the Transmission Facilities are closed to account; and

(ii)        the “O&M Expense Factor” means 0.2036% per month.

2.                  The Monthly Common Facilities Charge each month during the Term shall be equal to the product of (1) the Installed Cost of the Common Facilities, (2) PacifiCorp’s Ownership Interest, and (3) the Common Facilities Factor.

For purposes of this Exhibit F:

(i)         “Installed Cost of the Common Facilities” means the original and actual aggregate Cost of the Common Facilities incurred by or on behalf of Idaho Power as of the date construction of the Transmission Facilities is completed pursuant to Article III, trued-up to final Cost after all work orders for the construction of the Common Facilities are closed to account; and

(ii)                          the "Common Facilities Factor" means 0.9653% per month.

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EXHIBIT G

Point of Interconnection

See attached.

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EXHIBIT G Attachment (G-1)

PROPRIETARY CONFIDENTIAL
HEMINGWAY STATION
500KV YARD
SWITCHING DIAGRAM

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EXHIBIT G Attachment (G-2)

230-00000-00
TRANSMISSION SYSTEM
HEMINGWAY TAP
500KV LINE
STR'S 2/130-1/130
PHASING DIAGRAM
210-0
01
HEMINGWAY SUB

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EXHIBIT H

Milestones

Milestone	Milestone Date
Filing of this Agreement at FERC for approval	5 Business Days after the Execution Date
500 kV yard energized	May 28, 2010
WECC ratings approved	June 15, 2010

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SCHEDULE 13.01(f)

PacifiCorp’s Outstanding Governmental Authorizations

1.         Acceptance of this Agreement for filing by FERC under Section 205 of the Federal Power Act.

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SCHEDULE 13.02(f)

Idaho Power’s Outstanding Governmental Authorizations

1. Acceptance of this Agreement for filing by FERC under Section 205 of the Federal Power Act.

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